                                                               Exhibit 99.(b)(1)

                                                                  CONFORMED COPY




                    TERM AND REVOLVING FACILITIES AGREEMENT

                   (Euro) 1,720,000,000 and US$1,080,000,000

                              FACILITY AGREEMENT

                              dated 6 April 2001

                                      for

                            SODEXHO ALLIANCE, S.A.

                                  arranged by
                          CITIBANK INTERNATIONAL plc
                          GOLDMAN SACHS INTERNATIONAL
                                      AND
                             SG INVESTMENT BANKING

                                     with

                               SOCIETE GENERALE
                                acting as Agent

                                      and

                               SOCIETE GENERALE
                            acting as Issuing Bank


                                  LINKLATERS
                                  & ALLIANCE

                                  LINKLATERS

                                   Ref: PHPS

                                    CONTENTS

CLAUSE                                                                     PAGE

                                   SECTION 1
                                INTERPRETATION

1.    Definitions and interpretation.....................................    1

                                   SECTION 2
                                THE FACILITIES

2.    The Facilities.....................................................   21
3.    Purpose............................................................   21
4.    Conditions of Utilisation..........................................   22

                                   SECTION 3
                                  UTILISATION
5.    Utilisation - Loans................................................   25
6.    Utilisation - Letters of Credit....................................   26
7.    Letters of Credit..................................................   31
8.    Optional Currencies................................................   36

                                   SECTION 4
                    REPAYMENT, PREPAYMENT AND CANCELLATION

9.    Repayment..........................................................   38
10.   Prepayment and cancellation........................................   39

                                   SECTION 5
                             COSTS OF UTILISATION

11.   Interest...........................................................   44
12.   Interest Periods...................................................   46
13.   Changes to the calculation of interest.............................   48
14.   Fees...............................................................   49

                                   SECTION 6
                        ADDITIONAL PAYMENT OBLIGATIONS

15.   Tax gross up and indemnities.......................................   50
16.   Increased costs....................................................   53
17.   Other indemnities..................................................   54
18.   Mitigation by the Lenders..........................................   55
19.   Costs and expenses.................................................   55

                                   SECTION 7
                                   GUARANTEE

20.   Guarantee and indemnity............................................   57

                                   SECTION 8
              REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

21.   Representations....................................................   60
22.   Information undertakings...........................................   64
23.   Financial Covenants................................................   68
24.   General undertakings...............................................   70
25.   Events of Default..................................................   75

                                   SECTION 9
                               CHANGES TO PARTIES
26.   Changes to the Lenders...........................................    80
27.   Changes to the Obligors..........................................    84

                                   SECTION 10
                              THE FINANCE PARTIES

28.   Role of the Agent and the Arranger...............................    86
29.   Conduct of business by the Finance Parties.......................    90
30.   Sharing among the Lenders........................................    90

                                   SECTION 11
                                 ADMINISTRATION

31.   Payment mechanics................................................    93
32.   Set-off..........................................................    95
33.   Notices..........................................................    95
34.   Calculations and certificates....................................    97
35.   Partial invalidity...............................................    97
36.   Remedies and waivers.............................................    97
37.   Amendments and waivers...........................................    98
38.   Counterparts.....................................................    98

                                   SECTION 12
                         GOVERNING LAW AND ENFORCEMENT

39.   Governing law....................................................    99
40.   Enforcement......................................................    99

                                 THE SCHEDULES

SCHEDULE                                              PAGE

SCHEDULE 1  The Original Lenders.......................................   100
SCHEDULE 2  Conditions precedent.......................................   101
SCHEDULE 3  Requests...................................................   105
SCHEDULE 4  Mandatory Cost formulae....................................   108
SCHEDULE 5  Form of Transfer Certificate...............................   111
SCHEDULE 6  Form of Accession Letter...................................   112
SCHEDULE 7  Form of Compliance Certificate.............................   113
SCHEDULE 8  LMA Form of Confidentiality Undertaking....................   114
SCHEDULE 9  Timetables.................................................   119
SCHEDULE 10 Acquisition Financing Indemnity............................   121
SCHEDULE 11 Form of TEG Letter.........................................   123
SCHEDULE 12 Material Subsidiaries......................................   125
SCHEDULE 13 Form of Letter of Credit...................................   126

THIS AGREEMENT is dated 6 April 2001 and made between:

(1)  SODEXHO ALLIANCE, S.A. (the "Company");

(2) CITIBANK INTERNATIONAL plc, GOLDMAN SACHS INTERNATIONAL and SG INVESTMENT BANKING (whether acting individually or together, the "Arranger");

(3) THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the "Original Lenders");

(4)  SOCIETE GENERALE as agent of the Lenders (the "Agent"); and

(5)  SOCIETE GENERALE as issuing bank of Letters of Credit (the "Issuing Bank").

IT IS AGREED as follows:

                                   SECTION 1

                                INTERPRETATION

1.   Definitions and interpretation

1.1  Definitions

     In this Agreement:

     "AA" means Albert Abela Corporation.

     "AA Group" means AA and its Subsidiaries and "member of the AA Group" shall be construed accordingly.

     "AA Acquisition" means each proposed acquisition by an AA Bidco of the relevant businesses of members of the AA Group pursuant to an AA Acquisition Agreement.

     "AA Acquisition Agreement" means each sale and purchase agreement and, if applicable, attached schedules made between a member of the AA Group and an AA Bidco in respect of the Wood Dining Services, Sogeres, Other Businesses and Airline Catering businesses and, in each case, any amendments thereto and in the case of the Sogeres acquisition, the related substitution agreement.

     "AA Acquisition Costs" means all costs, fees and expenses and all registration and other similar Taxes incurred by or on behalf of the Company or any other member of the Group in connection with the AA Acquisitions and/or the Facilities.

     "AA Bidcos" means the four French and/or US companies incorporated by the Company for the purpose of carrying out the potential AA Acquisitions.

     "Accession Letter" means a document substantially in the form set out in
     Schedule 6 (Form of Accession Letter).

     "Acquired Shares" means any of the Shares which are acquired pursuant to an Offer and/or Market Purchases.

     "Additional Borrower" means a company which becomes an Additional Borrower in accordance with Clause 27 (Changes to the Obligors).

     "Additional Guarantor" means a company which becomes an Additional Guarantor in accordance with Clause 27 (Changes to the Obligors).

     "Additional Obligor" means an Additional Borrower or an Additional
     Guarantor.

     "Adjusted Net Worth" means, at any time, the sum of:

(a) the amount of shareholders' funds ("capitaux propres") as shown in the Group's then most recent consolidated balance sheet;


(b) the amount of minority interests ("interets minoritaires") as shown in the Group's then most recent consolidated balance sheet; and

(c) the amount of goodwill arising on acquisitions ("ecarts de premiere consolidation") which has been written off against reserves, minority interests or amortised (but only to the extent that such write-off or amortisation has been deducted in computing profit or reserves), such amount to be calculated on a cumulative basis since 31 August 1994.

     "Affiliate" means:

(a) in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company; and

(b)  for the purposes of this Agreement:

     (i) Citibank International plc, Citicorp USA, Inc. and Citibank, N.A. will be treated as Affiliates of each other;

     (ii) Goldman Sachs Credit Partners, L.P. and Goldman Sachs International Bank will be treated as Affiliates of each other; and

     (iii) except, for the avoidance of doubt, for the purposes of Clause 24.12 (Transactions with Affiliates and shareholders), Bellon S.A. shall not be treated as an Affiliate.

     "Agent's Spot Rate of Exchange" means the Agent's spot rate of exchange for the purchase of the relevant currency with the relevant Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

     "Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing or registration.

     "Availability Period" means:

(a) in relation to Facility A1, the period from and including the date of this Agreement to and including the date which is 90 days after the date of this Agreement, provided that up to Euro 200,000,000 only of Facility A1 shall be available for drawing up to and including 30 November 2001;

(b) in relation to Facility A2, the period from and including the date of this Agreement to and including the date which is 90 days after the date of this Agreement;

(c) in relation to Facility B, the period from and including the date of this Agreement to and including the date which is 90 days after the date of this Agreement; and

(d) in relation to Facility C, the period from and including the date of this Agreement to and including the Termination Date applicable to Facility C.

"Available Commitment" means, in relation to a Facility, a Lender's Commitment under that Facility minus:

(a) the Base Currency Amount of its participation in any outstanding Utilisations under that Facility; and

(b) in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date, other than, in relation to Facility C only, that Lender's participation in any Facility C Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date.

"Available Facility" means, in relation to a Facility, the aggregate for the time being of each Lender's Available Commitment in respect of that Facility.

"Base Currency"

(a)  in relation to Facility A and all Facility A Loans, euro; and

(b) in relation to Facility B and a Facility B Loan and Facility C and a Facility C Loan or Letter of Credit, US Dollars.

"Base Currency Amount" means, in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency relative to that Utilisation, that amount converted into the Base Currency relative to that Utilisation at the Agent's Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment, prepayment, consolidation or division of that Utilisation.

"Board" means the Board of Governors of the Federal Reserve System of the United States (or any successor).

"Borrower" means the Company or an Additional Borrower.

"Break Costs" means the amount (if any) by which:

(a) the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b) the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York and Paris and:

(a) (in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)  (in relation to any date for payment or purchase of euro) any TARGET Day.

"Canadian Dollars" means the lawful currency for the time being of Canada.

"Clean-up Period" means the period of 3 months:

(a) in respect of an AA Acquisition, from and including the Company or the relevant AA Bidco completing that AA Acquisition, being the date on which the relevant business is transferred to the Company or, as the case may be, an AA Bidco under the relevant Acquisition Agreement; and

(b) in respect of a Kodak Acquisition, from and including the Company or Kodak Bidco gaining control of Kodak (with "control" having the meaning specified in the definition of "Subsidiary").

"Code" means the United States Internal Revenue Code of 1986, as amended.

"Commitment" means, in relation to a Lender at any time, the aggregate of its Facility A1 Commitment, its Facility A2 Commitment, its Facility B Commitment and its Facility C Commitment.

"Commitment Letter" means the letter dated 5 March 2001 from, inter alia, each Arranger and Lender to the Company relating to the underwriting of the Facilities on the terms set out in such letter.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 9 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Agent.

"Default" means an Event of Default or any event or circumstance specified in Clause 25 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"EBITDA" means EBIT (as defined in Clause 23.2 (Definitions)) for the Group or relevant member of the Group, as the case may be, plus depreciation and amortisation plus or minus, as appropriate, changes in operating provisions as determined in accordance with French GAAP.

"Environmental Approvals" means and includes (in relation to a person) any permits, consents, licences, certificates, specifications, registrations and other authorisations and approvals (including without limitation any conditions which attach to the above) required under Environmental Laws to be obtained in connection with the ownership, occupation, holding or use of any real property or the conduct of business by that party at any real property.

"Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, notices of non-compliance or violation, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Laws or Environmental Approvals.

"Environmental Laws" means and includes (in relation to any person) the following;

(a) all European community, national, regional or local statutes, treaty codes, or other laws or legislation (including, without limitation, those of the United States) concerning health, safety or Environmental Matters which are applicable to the business or to any real property owned, occupied, held or used by that person and all rules, regulations, ordinances, orders, notices, directives, circulars, codes of practice and guidance notes made thereunder including any amendment, re-enactment or consolidation thereof (whether or not applicable at the date hereof); and

(b)  judicial and administrative interpretation of each of the foregoing.

"Environmental Matters" means and includes in relation to a person's business and any real property owned, occupied, held or used by that person all matters related to pollution or protection of the environment including, without limitation, harm to the health of human beings, animals, and plants including without limitation public and employee health and safety, noise, emissions, discharges, and releases of Hazardous Substances into air, water, sewage systems and land, and the manufacture, processing, distribution, use, treatment, storage, disposal, transport and handling of Hazardous Substances.

"ERISA" means the Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued thereunder.

"ERISA Affiliate" means any person that for the purposes of Title IV of ERISA is a member of the controlled group of a US Material Subsidiary, or under common control with a US Material Subsidiary, within the meaning of Section 414 of the Internal Revenue Code.

"ERISA Event" means:

(a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (taking into account subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of
     Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days;

(b)  the application for a minimum funding waiver with respect to a Plan;

(c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA in a distress termination pursuant to ERISA Section 4041(c) (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA);

(d) the cessation of operations at a facility of a US Obligor or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA;

(e) the withdrawal by a US Material Subsidiary or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA;

(f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan;

(g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or

(h)  the institution by the PBGC of proceedings to terminate a Plan pursuant to
     Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

"EURIBOR" means, in relation to any Loan in euro:

(a)  the applicable Screen Rate; or

(b) (if no Screen Rate is available for the period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European Interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

"euro" or "EURO" means the single currency of the Participating Member States and, for the avoidance of doubt, excludes National Currency Units.

"Event of Default" means any event or circumstance specified as such in Clause 25 (Events of Default).

"Facility" means Facility A, Facility B and/or, as the context may require, Facility C.

"Facility A" means either or both of Facility A1 or Facility A2, as the case may be.

"Facility A Loan" means a Facility A1 Loan or a Facility A2 Loan.

"Facility A1" means the term loan facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facilities).

"Facility A1 Commitment" means:

(a) in relation to an Original Lender, the amount in the Base Currency relative to Facility A1 set opposite its name under the heading "Facility A1 Commitment" in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility A1 Commitment transferred to it under this Agreement; and

(b) in relation to any other Lender, the amount in the Base Currency relative to Facility A1 of any Facility A1 Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility A1 Loan" means a loan made or to be made under Facility A1 or the principal amount outstanding for the time being of that loan.

"Facility A1 Repayment Date" means the Termination Date applicable to Facility
A1.

"Facility A2" means the term loan facility made available under this Agreement as described in paragraph (b) of Clause 2.1 (The Facilities).

"Facility A2 Commitment" means:

(a) in relation to an Original Lender, the amount in the Base Currency relative to Facility A2 set opposite its name under the heading "Facility A2 Commitment" in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility A2 Commitment transferred to it under this Agreement; and

(b) in relation to any other Lender, the amount in the Base Currency relative to Facility A2 of any Facility A2 Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility A2 Loan" means a loan made or to be made under Facility A2 or the principal amount outstanding for the time being of that loan.

"Facility A2 Repayment Date" means the Termination Date applicable to Facility
A2.

"Facility B" means the term loan facility made available under this Agreement as described in paragraph (c) of Clause 2.1 (The Facilities).

"Facility B Commitment" means:

(a) in relation to an Original Lender, the amount in the Base Currency relative to Facility B set opposite its name under the heading "Facility B Commitment" in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b) in relation to any other Lender, the amount in the Base Currency relative to Facility B of any Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility B Loan" means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

"Facility B Repayment Date" means each date specified in Clause 9.2 (Repayment of Facility B Loans) for the payment of a Repayment Instalment.

"Facility C" means the revolving credit facility made available under this Agreement as described in paragraph (d) of Clause 2.1 (The Facilities).

"Facility C Commitment" means:

(a) in relation to an Original Lender, the amount in the Base Currency relative to Facility C set opposite its name under the heading "Facility C Commitment" in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility C Commitment transferred to it under this Agreement; and

(b) in relation to any other Lender, the amount in the Base Currency relative to Facility C of any Facility C Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility C Loan" means a loan made or to be made under Facility C or the principal amount outstanding for the time being of that loan.

"Facility C Utilisation" means a Facility C Loan or a Letter of Credit.

"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"Fee Letter" means any letter or letters dated on or prior to the date of this Agreement between the Arranger and the Company (or the Agent and the Company or the Issuing Bank and the Company) setting out any of the fees referred to in Clause 7.3(a) (Fees payable in respect of Letters of Credit) and Clause 14
(Fees).

"Finance Document" means this Agreement, any Syndication Agreement, the Commitment Letter, any Fee Letter, any Accession Letter and any other document designated as such by the Agent and the Company.

"Finance Party" means the Agent, the Arranger or a Lender.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)  moneys borrowed;

(b)  any amount raised by acceptance under any acceptance credit facility;

(c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d) the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with French GAAP, be treated as a finance or capital lease;

(e) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g) any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h) shares which are expressed to be redeemable prior to the Termination Date for Facility B and Facility C;

(i) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above,

and for the avoidance of doubt no particular Financial Indebtedness shall be taken into account more than once (so that, for example (i) a guarantee shall be excluded to the extent the

Financial Indebtedness guaranteed thereby is already taken into account; (ii) there shall be excluded any performance guarantee issued in favour of Spirit Marine in respect of the contractual arrangements entered into by Spirit Cruises; and (iii) there shall also be excluded, for the avoidance of doubt, Financial Indebtedness of any person (not being a member of the Group) that is guaranteed by a member of the Group which guarantee thereof is treated as Financial Indebtedness).

"French GAAP" means generally accepted accounting principles, standards and practices in France under the "Plan Comptable General" and "Code de Commerce".

"French Obligor" means an Obligor incorporated in France.

"Group" means the Company and its Subsidiaries for the time being.

"Guaranteed Investments" means, in relation to any member of the Group, amounts invested by that member of the Group in order to finance on behalf of a customer, whether by "credit-bail" or leasing transaction or other means, the construction and/or installation of a facility to be utilised in connection with an operating contract awarded to it or any other member of the Group on terms which provide that the financing cost of the relevant investment is not to be borne by the relevant member of the Group. Guaranteed Investments shall not include amounts invested by the Company or its Subsidiaries:

(a)  prior to 1 September 2000; or

(b) to the extent that the inclusion of such amounts would at any time cause the aggregate amount of all the Guaranteed Investments of the Group (taken together with those of its Subsidiaries) to exceed an amount equal to 5 per cent. of the Group's annual consolidated sales in its most recent financial year, as shown in its most recently delivered accounts delivered under Clause 22.1 (Financial statements).

"Hazardous Substances" means and includes pollutants, contaminants and hazardous, flammable and toxic substances, materials, and waste whether solid, semi-solid, liquid or gaseous and whether or not such pollutant, contaminant, substance, material or waste is referred to specifically in any of the Environmental Laws.

"Guarantor" means the Company or an Additional Guarantor.

"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary excluding, save for the purpose of Clause 24.12 (Transactions with Affiliates and Shareholders), Bellon S.A..

"Information Memorandum" means the document in the form approved by the Company which, at the Company's request and on its behalf, is to be or was prepared in relation to the syndication of the Facilities and distributed by the Arranger to selected financial institutions.

"Insufficiency" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 12 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 11.4 (Default interest).

     "Internal Revenue Code" means the Internal Revenue Code of 1986 and the regulations promulgated and rulings issued thereunder.

     "Kodak" means Sodexho Marriott Services, Inc.

     "Kodak Acquisition" means the acquisition by the Company or Kodak Bidco of Shares, whether pursuant to a Recommended Offer, Non-Recommended Offer or Market Purchases.

     "Kodak Bidco" means the US company incorporated by the Company for the purpose of carrying out the potential Kodak Acquisition.

     "Kodak Existing Facility" means the existing US$620,000,000 syndicated term facility between Kodak and the banks and financial institutions named therein, dated as of 30 January 1998, as amended.

     "Kodak Waiver" means a waiver by the banks and financial institutions party to the Kodak Existing Facility (and who have the benefit of the guarantee by the Company of the Kodak Existing Facility dated as of 27 March 1998) due to the transactions contemplated in this Agreement.

     "Lender" means:

     (a) any Original Lender (provided that Citibank International plc and Citicorp USA, Inc. shall be deemed to be a single Lender); and

     (b) any bank, financial institution or other person which has become a Party in accordance with Clause 26 (Changes to the Lenders),

     which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

     "Letter of Credit" means a letter of credit, substantially in the form set out in Schedule 13 (Form of Letter of Credit) or in any other form requested by SMO and agreed by the Agent and the Issuing Bank (in each case within 2 Business Days from the receipt of the form of such letter of credit from SMO).

     "LIBOR" means, in relation to any Loan:

     (a)  the applicable Screen Rate; or

     (b) (if no Screen Rate is available for the currency or period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London Interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

     "Loan" means a Facility A Loan,  a Facility B Loan or a Facility C Loan.

     "LMA" means the Loan Market Association.

     "Majority Lenders" means:

     (a) until the Total Commitments have been reduced to zero, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total

            Commitments have been reduced to zero and there are no Utilisations then outstanding, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

     (b) at any other time, a Lender or Lenders whose participations in the Utilisations then outstanding aggregate more than 66 2/3% of all the Utilisations then outstanding,

     and, for the purpose of calculating the Total Commitments and Utilisations, each Facility B Commitment and Facility C Commitment of a Lender shall be taken into account in euro at the Agent's Spot Rate of Exchange for the purchase of US Dollars with euro on the date (as determined by the Agent) a Majority Lender determination is, or is required to be, made.

     "Mandatory Cost" means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formulae).

     "Margin" means, in relation to a Facility at any time, the basis points per annum determined to be the Margin applicable to that Facility in accordance with Clause 11.2 (Margin and adjustment).

     "Market Purchases" means any purchase of Shares in Kodak in the open market or by private treaty (not pursuant to an Offer).

     "Material Adverse Effect" means a material adverse effect on:

     (a)    the financial condition or business of the Group taken as a whole;
            or

     (b) the ability of any Obligor to perform and comply with its payment obligations under any Finance Document.

     "Material Subsidiary" means, at any time, a Subsidiary of the Company:

     (a) whose revenues (excluding intra-Group items) then accounts for at least 5 per cent. of the consolidated revenues of the Group; or

     (b) whose EBITDA (excluding intra-Group items) then accounts for at least 5 per cent. of the consolidated EBITDA of the Group; or

     (c) whose gross assets (excluding intra-Group items) then accounts for at least 5 per cent. of the consolidated gross assets of the Group.

     For this purpose:

     (i) the revenues, EBITDA or gross assets of a Subsidiary of the Company will be determined from its financial statements (on an unconsolidated basis) upon which the latest audited financial statements of the Group have been based;

     (ii) if a Subsidiary of the Company becomes a member of the Group after the date on which the latest audited financial statements of the Group have been prepared, the revenues, EBITDA or gross assets of that Subsidiary will be determined from its latest financial statements;

     (iii) the revenues, EBITDA or gross assets of the Group will be determined from its latest audited or half yearly financial statements; and

     (iv) if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of the Company, it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; the subsequent financial statements (audited or half yearly) of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Material Subsidiaries or not.

     If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of the auditors of the Company will be, in the absence of manifest error, conclusive.

     "Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

     (a) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

     (b) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

     The above rules will only apply to the last Month of any period.

     "Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA which is a defined benefit plan within the meaning of
     Section 3(35) of ERISA, to which a US Obligor or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

     "Multiple Employer Plan" means a single employer plan, as defined in
     Section 4001(a)(15) of ERISA, that (a) is maintained for employees of a US Obligor or any ERISA Affiliate and at least one person other than that US Obligor and the ERISA Affiliates or (b) was so maintained and in respect of which a US Obligor or any ERISA Affiliate could have liability under
     Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

     "National Currency Unit" means a currency unit (other than euros) of a Participating Member State.

     "Negative Committee Announcement" means an announcement made by the Special Committee that it has not reached agreement with the Company on the terms of a Recommended Offer.

     "Net Debt Proceeds" means the cash proceeds (net of commissions, VAT and other equivalent Taxes and transaction costs) received by a member of the Group as a result of issuing any note, bond, or other debt securities (whether issued to the public or by means of private placement) by the Company or any of its Subsidiaries in any of the capital markets of the United States, Europe or Japan but excluding:

     (a) any such debt securities issued in the ordinary course of their day to day business with maturities of less than 6 months; and

     (b) any such debt security issued after the date of this Agreement up to a maximum aggregate amount for the Company and its Subsidiaries of 50,000,000 (or its equivalent in other currencies) outstanding at any one time; and

     (c) any such debt securities issued by Kodak or its Subsidiaries until the earlier of (i) Kodak becoming a wholly-owned Subsidiary of the Company and (ii) the Company otherwise being able to control the use of any such proceeds received by Kodak or its Subsidiaries.

     "Net Equity Proceeds" means the cash proceeds (net of commissions, VAT and other equivalent Taxes and transaction costs) received by the Company as a result of the issue by the Company in the international capital markets or elsewhere (whether by public offer or private placement) of any share or stock (including the proposed Rights Issue) or any other instrument convertible into any share or stock provided that no such cash proceeds shall constitute Net Equity Proceeds to the extent that such cash proceeds also constitute Net Debt Proceeds and there shall be excluded from Net Equity Proceeds cash proceeds relating to:

     (a)  stock options of the Company;

     (b)  the exercise of warrants existing as at the date of this Agreement;
          and

     (c)  the proposed international share ownership plan for employees.

     "Non-Recommended Offer" means an Offer made in the event that the Special Committee does not recommend the Offer.

     "Obligor" means a Borrower or a Guarantor.

     "Offer" means an offer for all or part of the Shares that are not already owned by the Company made or proposed to be made by or on behalf of the Company or Kodak Bidco, as the case may be, substantially on the terms and conditions set out in the Tender Offer Statement, as that offer may from time to time be amended, extended, revised or waived without causing a breach of this Agreement.

     "Offer Costs" means all costs, fees and expenses (and Taxes on them) and all registration and other similar Taxes incurred by or on behalf of the Company or any other member of the Group in connection with the Offer and/or the Facilities.

     "Optional Currency" means a currency (other than, in relation to a Facility, a Loan or a Letter of Credit, the Base Currency relative to that Facility, Loan or Letter of Credit, as the case may be) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

     "Original Financial Statements" means in relation to the Company, the audited consolidated financial statements of the Group for the financial year ended 31 August 2000.

     "Participating Member State" means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union.

     "Party" means a party to this Agreement and includes its successors in title, permitted assigns and permitted transferees.

     "PBGC" means the Pension Benefit Guaranty Corporation (or any successor).

     "Plan" means a Single Employer Plan or a Multiple Employer Plan.

     "Positive Committee Announcement" means an announcement made by the Special Committee that it has reached agreement with the Company on the terms of a Recommended Offer.

     "Qualifying Lender" has the meaning given to it in Clause 15 (Tax gross-up and indemnities).

     "Quotation Day" means, in relation to any period for which an interest rate is to be determined:

     (a)  (if the currency is sterling) the first day of that period;

     (b) (if the currency is euro) two TARGET Days before the first day of that period; or

     (c) (for any other currency) two Business Days before the first day of that period,

     unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations for that currency and period would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

     "Rating" has the meaning ascribed thereto in Clause 11.2(g) (Margin and adjustment).

     "Recommended Offer" means an Offer which is recommended by the Special Committee.

     "Reference Banks" means, in relation to LIBOR, the principal London offices of Citibank N.A., Societe Generale and HSBC Bank PLC and, in relation to EURIBOR, the principal office in Brussels of Citibank International plc, the principal office in Paris of Societe Generale and the principal office in Paris of HSBC Bank PLC or such other banks as may be appointed by the Agent in consultation with the Company.

     "Regulation D" means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

     "Regulation T" means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

     "Regulation U" means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

     "Regulation X" means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

     "Relevant Interbank Market" means in relation to euro, the European Interbank market and, in relation to any other currency, the London Interbank market.

     "Repayment Instalment" means each instalment for repayment of the Facility B Loans specified in Clause 9.2 (Repayment of Facility B Loans).

     "Repeating Representations" means each of the representations set out in Clause 21 other than those set out in Clauses 21.7 (Information Memorandum), 21.8 (Financial statements), 21.13 (Material Subsidiaries),
     21.14 (Insolvency), 21.15 (Tax liabilities) and, following the completion of the Offer or, as the case may be, relevant AA Acquisition, 21.19 (The Offer and AA Acquisitions).

     "Reservations" means:

     (a) the principle that equitable remedies are at the discretion of the court;

     (b) the limitation on enforcement by laws relating to insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws affecting the rights of creditors generally;

     (c)  the time barring of claims; and

     (d)  similar principles and rights.

     "Rights Issue" means the increase in share capital (augmentation de capital) in respect of shares of the Company proposed to be carried out and completed by the Company in connection with the Kodak Acquisition.

     "Rollover Loan" means one or more Facility C Loans:

     (a) made or to be made on the same day that one or more maturing Facility C Loans is or are due to be repaid;

     (b) the aggregate amount of which is equal to or less than the maturing Facility C Loan(s) (unless it is more than the maturing Facility C Loan(s) solely because it arose as a result of the operation of Clause
          8.2 (Unavailability of a currency));

     (c) in the same currency as the maturing Facility C Loan(s) (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)); and

     (d) made or to be made to the same Borrower for the purpose of refinancing the maturing Facility C Loan(s).

     "S&P" means Standard & Poor's Corporation.

     "Screen Rate" means:

     (a) in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

     (b) in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

     displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

     "Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

     "Selection Notice" means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 12 (Interest Periods) in relation to Facility A or Facility B.

     "Shares" means all the issued shares of each class in the capital of Kodak (including any issued while an Offer remains open for acceptance).

     "Single Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of a US Obligor or any ERISA Affiliate and no person other that US Obligor and the ERISA Affiliates or (b) was so maintained and in respect of which a US Obligor or any ERISA Affiliate could have liability under
     Section 4069 of ERISA in the event such plan has been or were to be terminated.

     "SMO" means Sodexho Marriott Operations, Inc.

     "SMO Credit Agreement" means the US$735,000,000 credit agreement dated as of 30 January 1998 among SMO as borrower, the lenders party thereto, SMS as parent guarantor, and Morgan Guaranty Trust Company of New York, as documentation agent and administrative agent for the lender parties thereto.

     "SMO Drawn Debt" means:

     (a) the amounts outstanding under the US$500,000,000 term loan facility provided under the SMO Credit Agreement; and

     (b)  any outstandings under the SMO Revolving Facilities.

     "SMO Guarantee" means the unlimited guarantee given or to be given by SMO of all amounts due under this Agreement, by SMO acceding as an Additional Guarantor to this Agreement, in the circumstances set out in Clause 27.3 (Additional Guarantors).

     "SMO Revolving Facilities" means the US$235,000,000 revolving credit facility of SMO provided under the SMO Credit Agreement.

     "SMO Waiver" means a waiver by the banks and financial institutions party to the SMO Credit Agreement due to the transactions contemplated in this Agreement.

     "Special Committee" means the committee of Kodak's board of directors formed to consider the proposal made by the Company to Kodak's board of directors in January 2001.

     "Specified Time" means a time determined in accordance with Part I of
     Schedule 9 (Timetables) for Loans and Part II of Schedule 9 (Timetables) for Letters of Credit.

     "Spirit Cruises" means Spirit Cruises Inc. of 5700 Lake Wright Drive, Ste 203, VA 32502 Norfolk, United States.

     "Spirit Marine" means Spirit Marine of 5700 Lake Wright Drive, Ste 203, VA 32502 Norfolk, United States.

     "Sterling" means the lawful currency for the time being in the United Kingdom.

     "Subsidiary" means, subject to Clause 1.4 (Kodak and SMO as Subsidiaries), any company or corporation:

     (a) which is controlled, directly or indirectly, by the first-mentioned company or corporation;

     (b) more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

     (c) which is a subsidiary of another subsidiary of the first-mentioned company or corporation,

     and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to control the composition of its board of directors or equivalent body or similarly direct its affairs.

     "Syndication Agreement" means each or any agreement to be entered into between the Parties to novate rights and obligations under this Agreement to persons becoming Parties as a result of the syndication of the Facilities in each case in a form and substance acceptable to the Arranger and the Company (each acting reasonably).

     "Syndication Date" means the earlier of:

     (a) the Arranger notifying the Company that syndication of the Facilities has been completed; and

     (b)  30 August 2001.

     "TARGET" means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

     "TARGET Day" means any day on which TARGET is open for the settlement of payments in euro.

     "Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty, interest payable or any other costs which may be incurred in connection with any failure to pay or any delay in paying any of the same) imposed by a governmental authority.

     "Taxes Act" means the Income and Corporation Taxes Act 1988.

     "Tender Offer Statement" means the tender offer statement filed, or to be filed, with the Securities and Exchange Commission of the United States setting out the terms and conditions on which the Offer is being made to the holders of the Shares resident in the United States.

     "Termination Date" means:

     (a) in relation to Facility A1 and Facility A2, the date which, subject to Clause 5.5 (Extension of Facility A1 and Facility A2), is 364 days after the date of this Agreement; and

     (b) in relation to Facility B and Facility C, the date which is five years after the date of this Agreement.

     "Total Commitments" means the aggregate of:

     (a) the Total Facility A Commitments being (Euro)1,720,000,000 at the date of this Agreement; and

     (b) the Total Facility B Commitments and the Total Facility C Commitments, being US$1,080,000,000 at the date of this Agreement.

     "Total Facility A Commitments" means the aggregate of the Total Facility A1 Commitments and the Total Facility A2 Commitments, being
     (Euro)1,720,000,000 at the date of this Agreement.

     "Total Facility A1 Commitments" means the aggregate of the Facility A1 Commitments, being (Euro)670,000,000 at the date of this Agreement.

     "Total Facility A2 Commitments" means the aggregate of the Facility A2 Commitments, being (Euro)1,050,000,000 at the date of this Agreement.

     "Total Facility B Commitments" means the aggregate of the Facility B Commitments, being US$930,000,000 at the date of this Agreement.

     "Total Facility C Commitments" means the aggregate of the Facility C Commitments, being US$150,000,000 at the date of this Agreement.

     "Transfer Certificate" means a certificate substantially in one of the forms set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

     "Transfer Date" means, in relation to a transfer, the later of:

     (a)    the proposed Transfer Date specified in the Transfer Certificate;
            and

     (b)    the date on which the Agent executes the Transfer Certificate.

     "Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

     "US company" means a company incorporated in the United States.

     "US Dollars" or "US$" means the lawful currency for the time being of the United States.

     "United States" means the United States of America.

     "US GAAP" means the generally accepted accounting principles, standards and practices in the United States.

     "US Obligor" means an Obligor which is a US Person.

     "US Material Subsidiary" means a Material Subsidiary which is a US Person.

     "US Person" means a United States Person within the meaning of Code section 7701(a)(30).

     "Utilisation" means a Loan or a Letter of Credit.

     "Utilisation Date" means the date on which a Utilisation is made or is to be made.

     "Utilisation Request" means a notice substantially in the form set out in
     Part I (or where applicable, Part III) of Schedule 3 (Requests).

     "VAT" means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

     "Waivers" means the Kodak Waiver and/or the SMO Waiver.

     "Withdrawal Liability" has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

1.2  Construction

(a)  Any reference in this Agreement to:

     (i) "assets" includes present and future properties, revenues and rights of every description;

     (ii) the "European interbank market" means the interbank market for euro operating in Participating Member States;

     (iii) a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

     (iv) "indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

     (v) a "person" includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

     (vi) a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

     (vii) "syndication" shall include (unless the contrary intention appears) a reference to each phase of primary syndication (being sub-underwriting, general syndication or otherwise) on the basis set out in the Commitment Letter and "launch of syndication" shall be the date on which potential Lenders are invited to become a Lender.

     (viii) a provision of law is a reference to that provision as amended or re-enacted; and

     (ix) unless a contrary indication appears, a time of day is a reference to London time.

(b)  Section, Clause and Schedule headings are for ease of reference only.

(c) Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d) A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

1.3  Third Party Rights

     A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

1.4  Kodak and SMO as Subsidiaries

     Notwithstanding that at the date of this Agreement Kodak and SMO may not satisfy the requirements to qualify as a Subsidiary, as set out in the definition thereof, each of Kodak and SMO shall be deemed to be a Subsidiary (and consequently a member of the Group and Material Subsidiary (to the extent it satisfies the criteria therefor)) under this Agreement from the date of this Agreement other than in relation to the following Clauses or, as specified below, parts of the following Clauses:

     (a)     Clause 21.15 (Tax liabilities);

     (b) Clause 22.4(b) and (c) (Information: miscellaneous) provided that Kodak and SMO shall be deemed to be a member of the Group as specified in such Clauses to the extent the Company has actual knowledge of such details or information, as the case may be, in relation to Kodak or SMO;

     (c) Clause 22.11 (Environment) provided that Kodak and SMO shall be deemed to be a member of the Group as specified in such Clause to the extent the Company has actual knowledge of such matters and the Company (not Kodak or SMO) shall notify the Agent of the same:

     (d) Clause 24.2 (Compliance with laws) and Clause 24.3(a) (Negative pledge);

     (e)     The reference to Group in the first line of Clause 24.4
             (Disposals);

     (f) Clause 24.8 (Insurance), Clause 24.9 (The Offer), Clause 24.11 (Taxes) and Clause 24.12 (Transactions with Affiliates and shareholders).

     For the avoidance of doubt, Kodak and SMO shall be a Subsidiary (and consequently a member of the Group and Material Subsidiary (to the extent it satisfies the criteria therefor)) for each of the Clauses referred to in
     (a) to (f) above, as soon as it satisfies the requirements of being a "Subsidiary" as set out in that definition.

                                   SECTION 2
                                THE FACILITIES

2.   THE FACILITIES

2.1  The Facilities

     Subject to the terms of this Agreement, the Lenders make available to:

     (a) the Company and/or, following their accession under Clause 27.2 (Additional Borrowers), AA Bidcos, a multicurrency term loan facility in an aggregate amount equal to the Total Facility A1 Commitments;

     (b) the Company and/or, following its accession under Clause 27.2 (Additional Borrowers), Kodak Bidco, a multicurrency term loan facility in an aggregate amount equal to the Total Facility A2 Commitments;

     (c) to the Company and, following their accession under Clause 27.2 (Additional Borrowers), Kodak and/or SMO, a US Dollars term loan facility in an aggregate amount equal to the Total Facility B Commitments; and

     (d) to SMO, following its accession under Clause 27.2 (Additional Borrowers), a multicurrency revolving credit facility in an aggregate amount equal to the Total Facility C Commitments.

2.2  Lenders' rights and obligations

(a) The obligations of each Lender under the Finance Documents are several. Failure by a Lender to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b) The rights of each Lender under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Lender from an Obligor shall be a separate and independent debt.

(c) A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.   PURPOSE

3.1  Purpose

(a) The Company and/or AA Bidcos shall apply all amounts they borrow under Facility A1 in or towards financing or refinancing:

     (i) consideration payable by the Company and/or AA Bidcos for an AA Acquisition under an AA Acquisition Agreement;

     (ii) Financial Indebtedness existing within the AA group at the time of, and which remains existing following, an AA Acquisition; and

     (iii)  AA Acquisition Costs.

(b) The Company and/or Kodak Bidco shall apply all amounts they borrow under Facility A2 in or towards financing or refinancing:

     (i) consideration payable by the Company and/or Kodak Bidco for the acquisition by it of those Shares to be acquired by it pursuant to an Offer (whether a Recommended Offer or a Non-Recommended Offer, but in the case of a Non-Recommended Offer, only if it is launched or publicly announced by 2 May 2001);

     (ii) consideration payable by the Company and/or Kodak Bidco in relation to (A) any merger of Kodak and Kodak Bidco in connection with the Offer and (B) the cash-out of employee options on the Shares in relation to the Offer;

     (iii) consideration payable by the Company and/or Kodak Bidco in making Market Purchases up to an aggregate maximum amount of not more than
            (Euro)250,000,000 and provided that Market Purchases cannot be made following the launch of a Non-Recommended Offer; and

     (iv)   Offer Costs.

(c) the Company, Kodak and/or SMO shall apply all amounts borrowed by it under Facility B to refinance or repurchase the Kodak Existing Facility and the SMO Drawn Debt provided that, for the avoidance of doubt, following a reduction of the Total Facility B Commitments pursuant to Clause 10.5(b)(ii) (Waivers, cancellation and refinancing), Facility B may only be used by the Company or Kodak to refinance or repurchase the Kodak Existing Facility.

(d)  SMO shall apply all amounts utilised by it under Facility C:

     (i) to refinance SMO Drawn Debt to the extent not refinanced by amounts borrowed under Facility B; and

     (ii) to finance the working capital requirements (including letters of credit) of SMO following the refinancing of all SMO Drawn Debt under Facility B and/or Facility C and the cancellation in full of the credit facilities provided under the SMO Credit Agreement.

3.2  Monitoring

     No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.   CONDITIONS OF UTILISATION

4.1  Initial conditions precedent

(a) No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part 1A of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent.

(b) No Borrower (as applicable) may deliver a Utilisation Request for a Utilisation of Facility A1 unless the Agent has received, in relation to the AA Acquisition to be funded pursuant to such Utilisation Request, all of the documents and other evidence listed in Part 1B of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent.

(c) No Borrower (as applicable) may deliver a Utilisation Request for a Utilisation of Facility A2 unless the Agent has received, subject to the following sentence, all of the documents and other evidence listed in Part 1C of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. As regards a Utilisation of Facility A2 for the purpose of making Market Purchases, to the extent not already satisfied with regard to the making of an Offer, the Agent need only have received the documents and other evidence listed in paragraphs (b), (d) and
     (e) in Part 1C of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent.

(d) The Agent shall, in each case, notify the Company and the Lenders promptly upon being so satisfied.

4.2  Further conditions precedent

     The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

     (i) in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

     (ii) the Repeating Representations to be made by each Obligor are true in all material respects.

4.3  Conditions relating to Optional Currencies

(a) A currency will constitute an Optional Currency in relation to a Utilisation if:

     (i) it is readily available in the amount required and freely convertible into the Base Currency relative to that Utilisation in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Utilisation; and

     (ii) in the case of Facility A1, it is US Dollars or Sterling, in the case of Facility A2, it is US Dollars and, in the case of Facility C, it is Canadian Dollars.

(b)  Euro will only be made available in the euro unit.

4.4  Maximum number of Utilisations

(a) A Borrower may not deliver a Utilisation Request (as appropriate) if as a result of the proposed Utilisation more than 20 Utilisations in aggregate would be outstanding provided that up to 31 August 2001 there may be additional Loans outstanding to the extent such additional Loans are drawn for the same purpose and the same currency as an existing Loan, by the same Borrower as for that existing Loan and provided that such additional Loan has an Interest Period maturing at the same time as another Loan drawn under the same Facility such that the same are consolidated into one Loan at the end of the relevant Interest Period.

(b) A Borrower may not request that a Facility A Loan or Facility B Loan be divided if, as a result of the proposed division, the provisions of paragraph (a) above would be breached.

(c) Any Loan made by a single Lender under Clause 8.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

4.5  Limit on timing and amount of Loans

(a) No more than (Euro)200,000,000 of Facility A1 may be drawn between the period commencing the date falling 90 days after the date of this Agreement and 30 November 2001 (the "Additional A1 Period"). If the undrawn amount of the Total Facility A1 Commitments would, but for this

     Clause, exceed (Euro)200,000,000 on the date falling 90 days after the date of this Agreement, the Total Facility A1 Commitments shall be automatically cancelled by the requisite amount on such date so that, if not already utilised by such date, a maximum additional amount of (Euro)200,000,000 only may be drawn by the Company and/or AA Bidcos during the Additional A1 Period.

(b) If by 2 May 2001 an Offer has not been made, the amount available to be utilised under Facility A2 shall be reduced to (Euro)250,000,000 and the Total Facility A2 Commitments shall be automatically cancelled by the requisite amount on such date.

(c) Facility B (subject to paragraph (d) below) and Facility C may only be utilised following the drawing of Facility A2 and the subsequent cancellation of any undrawn portion of Facility A2.

(d) Up to US$620,000,000 of Facility B may be drawn by the Company or Kodak for the purpose of refinancing or repurchasing the Kodak Existing Facility if Facility A1 has been drawn and up to US$930,000,000 of Facility B may be drawn by the Company, Kodak or SMO (for the purposes specified in Clause 3.1(c) (Purpose)) if paragraph (c) above has been satisfied.

(e) Facility C may only be utilised after Facility B has been drawn in full or, if drawn in part, any undrawn portion of Facility B has been cancelled and provided that the SMO Drawn Debt has been (or is to be pursuant to Facility
     C) refinanced in full and the SMO Credit Agreement has been cancelled in full.

                                   SECTION 3
                                  UTILISATION

5.   UTILISATION - LOANS

5.1  Delivery of a Utilisation Request

     A Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2  Completion of a Utilisation Request

(a) Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

     (i)    it identifies the Facility to be utilised;

     (ii) the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

     (iii) the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

     (iv)   the proposed Interest Period complies with Clause 12 (Interest
            Periods);

     (v) it specifies the account and bank (which must be in the principal financial centre of the country of the currency of the Utilisation or, in the case of euro, the principal financial centre of a Participating Member State in which banks are open for general business on that day or London) to which the proceeds of the Utilisation are to be credited;

     (vi) in the case of a requested Utilisation of Facility A1, the Utilisation Request is accompanied by such documents and/or evidence in form and substance satisfactory to the Agent as is applicable to that relevant AA Acquisition or other purpose for which such proceeds may be used as set out in Part 1B of Schedule 2 (Conditions Precedent) to the extent the same have not previously been provided pursuant to this Clause 5.2(vi) or Clause 4.1(b) (Initial Conditions Precedent) in relation to that AA Acquisition or other permitted purpose now proposed to be funded; and

     (vii) in the case of a requested Utilisation of Facility A2, the Utilisation Request is accompanied by a certificate of the Company confirming how many shares and stock options have been bought to date (whether pursuant to the Facilities or otherwise) since the date of this Agreement and how many are to be acquired by way of the proposed Loan the subject of the Utilisation Request.

(b)  Only one Loan may be requested in each Utilisation Request.

5.3  Currency and amount

(a) The currency specified in a Utilisation Request must be in the Base Currency relating to that Facility or an Optional Currency.

(b) The amount of the proposed Loan must be an amount which is not more than the Available Facility and which is a minimum of, in the case of Facility A, (Euro)5,000,000, and in the case of

     Facility B and Facility C, US$5,000,000 or, in each case, the relevant Optional Currency equivalent or, if less, the Available Facility.

5.4  Lenders' participation

(a) If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available through its Facility Office.

(b) The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility in each case in respect of the relevant Facility immediately prior to making the Loan.

(c) The Agent shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan by the Specified Time.

5.5  Extension of Facility A1 and Facility A2

(a) The Company shall be entitled on one occasion only to request an extension of Facility A1 and/or Facility A2 for a period of one year by giving notice to the Agent (an "Extension Request") not later than five Business Days before the Termination Date applicable to Facility A1 and/or Facility A2, as the case may be, specifying the Facility or Facilities to be extended. The Extension Request shall be made in writing and shall be unconditional and irrevocable. The Agent shall forward a copy of the Extension Request (if any) to the Lenders as soon as practicable after receipt thereof. Upon receipt of the Extension Request, subject to this Clause 5.5, the Facility A1 Repayment Date and/or the Facility A2 Repayment Date, as the case may be, for the amount extended (and the corresponding Termination Date) shall be extended by one year provided that:

     (i) no Extension Request may be delivered if there is a Default continuing at such time, and the Facility A1 Repayment Date and Facility A2 Repayment Date shall not be so extended if on the date of such extension there is a Default continuing;

     (ii) subject to paragraph (iv) below, no more than (Euro)500,000,000 in aggregate may be extended under Facility A1 and/or Facility A2 pursuant to this Clause 5.5;

     (iii) subject to paragraph (iv) below, no more than (Euro)375,000,000 may be extended under Facility A1 pursuant to this Clause 5.5; and

     (iv) no more than (Euro)250,000,000 in aggregate may be extended under Facility A1 and/or Facility A2 pursuant to this Clause 5.5 if, by the time the proposed extension is to take effect, the SMO Guarantee has not been given and the conditions in Clause 27.3(d) (Additional Guarantors) have not been satisfied.

(b) The Company shall pay to the Agent (on behalf of the Lenders) a fee of 10 basis points flat on the principal amount extended pursuant to this Clause
     5.5 on the date on which it gives the Agent notice pursuant to paragraph
     (a) above.

6.   UTILISATION - LETTERS OF CREDIT

6.1  General

(a)  In this Clause 6 and Clause 7 (Letters of Credit):

     (i)    "Affected Lender" means a Lender:

        (A) whose long term unsecured unguaranteed debt credit rating (or, if it does not have such a rating, that of its Parent) is BBB- or less (S&P) or Baa3 or less (Moody's Investors' Services, Inc.); or

        (B) which, if neither it nor its Parent has a long term unsecured unguaranteed debt credit rating, in the opinion of the Issuing Bank, has suffered a material adverse change in its financial condition; or

        (C) which is subject to any insolvency, moratorium or rehabilitation procedure or which seeks protection from, or begins negotiations with, its creditors, with a view to the general readjustment or rescheduling of its indebtedness.


        In this definition, "Parent" means an entity of which the relevant Lender is a Subsidiary;

(ii) "Available Letter of Credit Facility" means, in relation to Letters of Credit available under Facility C, the Letter of Credit Sub-Limit or, if less, the Available Facility for Facility C minus:

        (A)    the Base Currency Amount of any outstanding Letters of Credit;
               and

        (B) in relation to any proposed Letter of Credit, the Base Currency Amount of any Letters of Credit that are due to be made on or before the proposed Utilisation Date;

(iii) "L/C Proportion" means, in relation to a Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Lender's Available Commitment under Facility C to the Available Facility for Facility C immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender;

(iv)    "Letter of Credit Sub-Limit" means US$75,000,000;

(v)     "Maturity Date" means, for a Letter of Credit, the last day of its Term;

(vi) "Term" means each period determined under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit which cannot extend beyond the Termination Date applicable to Facility C;

(vii)   a Letter of Credit is "repaid" or "prepaid" if:

        (A)    SMO provides cash cover for that Letter of Credit;

        (B) the maximum amount payable under the Letter of Credit is reduced in accordance with its terms; or

        (C) the Issuing Bank is satisfied that it has no further liability under that Letter of Credit,

        and the amount by which a Letter of Credit is repaid or prepaid under sub-paragraphs (vii)(A) and (vii)(B) above is the amount of the relevant cash cover or reduction; and

(viii) "cash cover" is provided for a Letter of Credit if SMO or, as the case may be, an Affected Lender pays an amount in the currency of the Letter of Credit to an interest-bearing account in the name of SMO or, as the case may be, the Affected Lender and the following conditions are met:

           (A) the account is with the Agent (if the cash cover is to be provided for all the Lenders) or with a Lender (if not an Affected Lender and if the cash cover is to be provided for that Lender) or with the Issuing Bank (if the cash cover is to be provided for an Affected Lender or for the Issuing Bank from an Affected Lender);

           (B) withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under this Agreement in respect of that Letter of Credit until no amount is or may be outstanding under that Letter of Credit; and

           (C) SMO or the Affected Lender, as the case may be, has executed a security document over that account, in form and substance satisfactory to the Agent or the Finance Party with which that account is held, creating a first ranking security interest over that account.

(b)  Any reference in this Agreement to:

     (i)   a "Finance Party" includes the Issuing Bank;

     (ii) the Interest Period of a Letter of Credit will be construed as a reference to the Term of that Letter of Credit;

     (iii) an amount borrowed includes any amount utilised by way of Letter of Credit;

     (iv) a Utilisation made or to be made by SMO includes a Letter of Credit issued on its behalf;

     (v) a Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit;

     (vi) amounts outstanding under this Agreement include amounts outstanding under any Letter of Credit; and

     (vii) an outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable by SMO under or in respect of that Letter of Credit at that time.

(c) Clause 5 (Utilisation - Loans) does not apply to a Utilisation by way of Letter of Credit.

6.2  Facility C

     Facility C may be utilised by way of Letters of Credit up to a maximum Base Currency Amount equal to the Letter of Credit Sub-Limit or, if less, the Total Facility C Commitments at the time of the relevant Utilisation. Facility A or Facility B may not be utilised by way of Letters of Credit.

6.3  Delivery of a Utilisation Request for Letters of Credit

(a) SMO may request a Letter of Credit to be issued by delivery to the Agent of a duly completed Utilisation Request in the form of Part III of Schedule 3 (Requests) not later than the Specified Time.

(b) The Agent shall (notwithstanding the provisions of Clause 6.6(d) (Issue of Letters of Credit)) promptly notify the Issuing Bank of the receipt of, and contents of, such Utilisation Request.

6.4  Completion of a Utilisation Request for Letters of Credit

     Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:

     (a)   it specifies that it is for a Letter of Credit;

     (b) the proposed Utilisation Date is a Business Day within the Availability Period for Facility C;

     (c) the currency and amount of the Letter of Credit comply with Clause 6.5 (Currency and amount);

     (d) the form of Letter of Credit is attached or has been approved by the Agent and the Issuing Bank prior to the delivery of such Utilisation Request;

     (e) the Maturity Date of the Letter of Credit falls on or before the Termination Date for Facility C;

     (f)  the delivery instructions for the Letter of Credit are specified; and

     (g) the identity of the beneficiary of the Letter of Credit is approved by the Issuing Bank (which approval or non-approval shall be given by the Issuing Bank to SMO within 1 Business Day of request for such approval).

6.5  Currency and amount

(a) The currency specified in a Utilisation Request must be the Base Currency relative to Facility C or Canadian Dollars.

(b) The amount of the proposed Letter of Credit must be an amount whose Base Currency Amount is not more than the Available Letter of Credit Facility and which is:

     (i) if the currency selected is the Base Currency, for Facility C a minimum of US$50,000 or, if less, the Available Letter of Credit Facility; or

     (ii) if the currency selected is Canadian Dollars, the relevant Optional Currency equivalent of US$50,000 or, if less, the Available Letter of Credit Facility.

6.6  Issue of Letters of Credit

(a) If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Letter of Credit on the Utilisation Date.

(b) The Issuing Bank will only be obliged to comply with paragraph (a) above if on the date of the Utilisation Request and on the proposed Utilisation
     Date:

     (i) in the case of a Letter of Credit renewed in accordance with sub-clause 6.8 (Renewal of a Letter of Credit), no Event of Default is continuing or would result from the proposed Utilisation and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

     (ii) the Repeating Representations to be made by each Obligor are true in all material respects.

(c) The amount of each Lender's participation in each Letter of Credit will be equal to the proportion borne by its Available Commitment for Facility C to the Available Facility for Facility C immediately prior to the issue of the Letter of Credit.

(d) The Agent shall determine the Base Currency Amount of each Letter of Credit which is to be issued in an Optional Currency and shall notify the Issuing Bank and each Lender of the details of the requested Letter of Credit and its participation in that Letter of Credit by the Specified Time including, for the avoidance of doubt, the amount, the currency and the Term.

6.7  Protection of Issuing Bank

(a)  Notwithstanding anything to the contrary in this Agreement:

     (i) an Issuing Bank is not obliged to issue a Letter of Credit if there is at the time an Affected Lender, unless the Affected Lender or, failing the Affected Lender (but subject to paragraph (b)(i) below), SMO has provided the Issuing Bank with cash cover in respect of the Affected Lender's participation in the relevant Letter of Credit; and

     (ii) forthwith on demand by the Issuing Bank an Affected Lender shall provide cash cover to the Issuing Bank:

          (A) in respect of any proposed Letter of Credit for the purposes of paragraph (a)(i) above; and/or

          (B) in respect of the Affected Lender's participation in all outstanding Letters of Credit issued by the Issuing Bank.

(b)  If an Affected Lender does not provide cash cover as required by paragraph
     (a)(ii) above:

     (i) to allow a proposed Letter of Credit to be issued in the amount requested in the relevant Utilisation Request, SMO may itself (but is not obliged to) provide cash cover to the Issuing Bank and shall, in respect of such Letter of Credit, be entitled to receive amounts under this Agreement payable in respect of such Utilisation relating to that Letter of Credit as if it were a Lender hereunder; and

     (ii) the Company may (but is not obliged), to the extent it is able, replace that Affected Lender with another existing Lender or a new Lender, in each case in accordance with Clause 26 (Changes to the Lenders) and Clause 7.2 (Assignments and transfers), or give notice to the Agent of cancellation of the Facility C Commitments of that Lender and its intention to procure the repayment of that Affected Lender's participation in Utilisations under Facility C. On receipt of such a notice, the Facility C Commitments of the Affected Lender shall immediately be reduced to zero. On the last day of each Interest Period for a Facility C Loan which ends after the Company has given notice to the Agent as specified above (or, if earlier, the date specified by the Company in that notice), SMO shall repay that Affected Lender's participation in that Facility C Loan. SMO shall also, within 5 Business Days of giving such notice on the Agent, provide cash cover to the Affected Lender in respect of its participation in all outstanding Letters of Credit. On the cancellation of an Affected Lender's Facility C Commitment under this paragraph, the Total Facility C Commitments shall be reduced accordingly.

6.8  Renewal of a Letter of Credit

(a) SMO may request any Letter of Credit issued on its behalf be renewed by delivery to the Agent of written notice by the Specified Time (a "Renewal Request").

(b) The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit (including, for the avoidance of doubt, Clause 6.6(d)) except that the conditions set out in paragraphs (d) and (g) of Clause 6.4 (Completion of a Utilisation Request for Letters of Credit) shall not apply.

(c) The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:

     (i) its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and

     (ii) its Term shall start on the date which was the Maturity Date of the Letter of Credit immediately prior to its renewal, and shall end on the proposed Maturity Date specified in the Renewal Request.

(d) If the conditions set out in this Agreement have been met, the Issuing Bank shall amend any Letter of Credit pursuant to a Renewal Request.

6.9  Revaluation of Letters of Credit

(a) If any Letters of Credit are denominated in an Optional Currency, the Agent shall at six monthly intervals after the date of this Agreement, recalculate the Base Currency Amount of each Letter of Credit by notionally converting into the Base Currency the outstanding amount of that Letter of Credit on the basis of the Agent's Spot Rate of Exchange on the date of calculation.

(b) SMO shall, if requested by the Agent, ensure that within three Business Days of such request sufficient Facility C Utilisations are prepaid to prevent the Base Currency Amount of the Utilisations by way of Letter of Credit exceeding the Letter of Credit Sub-Limit or, if less, the Total Facility C Commitment at that time following any adjustment to a Base Currency Amount under paragraph (a) above.

6.10 Information

(a)  The Issuing Bank will inform the Agent:

     (i) promptly upon the issue of a Letter of Credit, of the identity of the beneficiary thereunder, the principal amount and the expiry date of such Letter of Credit; and

     (ii) at the end of each quarter, of the amount, currency and Term of any Letters of Credit then outstanding.

     In each case, the Agent will promptly notify the Lenders of the same.

(b) The Agent will notify the Company and the Issuing Bank promptly on receiving notification from any Party that a Lender has become an Affected Lender.

(c) A Lender will promptly notify the Agent and the Issuing Bank if and when it has become an Affected Lender.

(d) The Issuing Bank will promptly notify the Company following its making a demand on an Affected Lender under this Agreement for cash cover if that Affected Lender has not provided such cash cover within 5 Business Days of making such demand.

7.   LETTERS OF CREDIT

7.1  Immediately payable

     If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, SMO shall repay or prepay that amount immediately.

7.2  Assignments and transfers

(a) Notwithstanding any other provision of this Agreement, the consent of the Issuing Bank is required for any assignment or transfer of any Lender's rights and/or obligations under Facility C except on an assignment or transfer to an Affiliate of a Lender (of at least the same (or equivalent) long term unsecured unguaranteed debt credit rating as the transferring Lender) or to another existing Lender (who is not an Affected Lender) and provided that the consent of the Issuing Bank will be deemed to be given if, within 15 Business Days of receipt of an application for consent, it has not been expressly refused.

(b) If paragraph (a) and the conditions and procedure for transfer specified in Clause 26 (Changes to the Lenders) are satisfied, then on the Transfer Date the Issuing Bank and the New Lender shall acquire the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Issuing Bank and the Existing Lender shall each be released from further obligations to each other under this Agreement.

7.3  Fees payable in respect of Letters of Credit

(a) The Company shall pay to the Issuing Bank a fronting fee in respect of each Letter of Credit in the amount and at the times agreed in the letter dated on or about the date of this Agreement between the Issuing Bank and the Company. A reference in this Agreement to a Fee Letter shall include the letter referred to in this paragraph.

(b) The Company shall pay to the Agent (for the account of each Lender) a letter of credit fee in an amount per annum equal to the applicable Margin from time to time for Facility C on the outstanding amount each day of each Letter of Credit for the period from the issue of that Letter of Credit until its Maturity Date. This fee shall be distributed according to each Lender's L/C Proportion of that Letter of Credit.

(c) The accrued letter of credit fee on a Letter of Credit shall be payable on the last day of each successive period of three months (or such shorter period as shall end on the Maturity Date for that Letter of Credit) starting on the date of issue of that Letter of Credit. Accrued letter of credit fee is also payable to the Agent on the cancelled amount of any Lender's Facility C Commitment at the time the cancellation is effective if that Commitment is cancelled in full and the Letters of Credit prepaid or repaid in full.

7.4  Claims under a Letter of Credit

(a) SMO irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by it and which appears on its face to be in order (a "claim").

(b) SMO shall immediately on demand pay to the Agent for the Issuing Bank an amount equal to the amount of any claim.

(c)  SMO acknowledges that the Issuing Bank:

     (i) is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

     (ii) deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)  The obligations of SMO under this Clause will not be affected by:

     (i) the sufficiency, accuracy or genuineness of any claim or any other document; or

     (ii) any incapacity of, or limitation on the powers of, any person signing a claim or other document.

(e) The Issuing Bank shall promptly notify the Agent once a claim has been made on it under a Letter of Credit.

7.5  Indemnities

(a) SMO shall immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank's gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit requested by SMO. The Issuing Bank shall be entitled to use any cash cover provided under this Agreement by SMO in relation to the Letter of Credit the subject to the relevant demand for the purposes of this indemnity.

(b) Each Lender shall (according to its L/C Proportion) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank's gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit (unless the Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document). The Issuing Bank shall be entitled to use any cash cover provided by an Affected Lender in relation to the Letter of Credit the subject of the relevant demand under this Agreement for the purposes of this indemnity.

(c) If any Lender is not permitted (by its constitutional documents or any applicable law) to comply with paragraph (b) above), then that Lender will not be obliged to comply with paragraph (b) and shall instead be deemed to have taken, on the date the Letter of Credit is issued (or if later, on the date the Lender's participation in the Letter of Credit is transferred or assigned to the Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Letter of Credit in an amount equal to its L/C Proportion of that Letter of Credit. On receipt of demand from the Agent, that Lender shall pay to the Agent (for the account of the Issuing Bank) an amount equal to its L/C Proportion of the amount demanded. The last sentence of paragraph (b) above shall apply to this paragraph mutatis mutandis.

(d) SMO shall immediately reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 7.5 (Indemnities) in respect of that Letter of Credit.

(e) The obligations of each Lender under this Clause are continuing obligations and will extend to the ultimate balance of sums payable by that Lender in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(f) The obligations of any Lender under this Clause will not be affected by any act, omission matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person) including:

     (i) any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or other person;

     (ii) the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;

     (iii) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

     (iv) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;

     (v) any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security;

     (vi) any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

     (vii) any insolvency or similar proceedings.

7.6  Rights of contribution

     No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.

7.7  Role of the Issuing Bank

(a) Nothing in this Agreement constitutes the Issuing Bank as a trustee or fiduciary of any other person.

(b) The Issuing Bank shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

(c) The Issuing Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

(d)  The Issuing Bank may rely on:

     (i) any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

     (ii) any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(e) The Issuing Bank may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(f) The Issuing Bank may act in relation to the Finance Documents through its personnel and agents.

(g)  The Issuing Bank is not responsible for:

     (i) the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Issuing Bank, the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum; or

     (ii) the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

7.8  Exclusion of liability

(a) Without limiting paragraph (b) below, the Issuing Bank will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b) No Party may take any proceedings against any officer, employee or agent of the Issuing Bank in respect of any claim it might have against the Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Issuing Bank may rely on this Clause.

7.9  Credit appraisal by the Lenders

     Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Issuing Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document, including but not limited to, those listed in paragraphs
     (a) to (d) of Clause 28.14 (Credit appraisal by the Lenders).

7.10 Partial payments

(a) Notwithstanding any other provision of this Agreement, if the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the order set out in paragraph (a) of Clause 31.5 (Partial Payments), except that payments shall secondly be applied in or towards payment pro rata of any sums due to the Issuing Bank under this Agreement and the order set out in sub-paragraphs 31.5(a)(ii) to (a)(iv) shall be varied accordingly.

(b)  Paragraph (a) above will override any appropriation made by an Obligor.

7.11 Address for notices

     The address, fax number (and the department or officer, if any, for whose attention the communication is to be made) and electronic mail address of the Issuing Bank for any communication or document to be made or delivered under or in connection with the Finance Documents is, in the case of its address and fax number (and relevant department or officer), that identified with its name below and, in the case of its electronic mail address, that notified in writing to the Agent prior to the date of this Agreement or any substitute address, fax number (or department or officer) or electronic mail address as the Issuing Bank may notify to the Agent by not less than five Business Days' notice.

7.12 Amendments and Waivers

     Notwithstanding any other provision of this Agreement, an amendment or waiver which relates to the rights or obligations of the Issuing Bank may not be effected without the consent of the Issuing Bank.

8.   OPTIONAL CURRENCIES

8.1  Selection of currency

     A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Facility A Loan or a Facility C Utilisation in a Utilisation Request.

8.2  Unavailability of a currency

     If before the Specified Time on any Quotation Day:

     (a) the Agent has received notice from a Lender that the Optional Currency requested is not readily available to it in the amount required; or

     (b) a Lender notifies the Agent that compliance with its obligation to participate in a Facility A Loan or a Facility C Loan in the proposed Optional Currency would contravene a law or regulation applicable to it, the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 8.2 will be required to participate in the Facility A Loan or Facility C Loan, as the case may be, in the Base Currency relative to that Facility (in an amount equal to that Lender's proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender's proportion of the Base Currency Amount of the maturing Facility C Loan that is due to be repaid) and its participation will be treated as a separate Facility A Loan or Facility C Loan, as the case may be, denominated in the Base Currency during that Interest Period.

8.3  Exchange rate movements

(a) In respect of successive Interest Periods of a Facility A Loan denominated in an Optional Currency, the Agent shall calculate the amount of the Facility A Loan in that currency for the next following Interest Period (by calculating the amount of that currency equal to the Base Currency Amount of that Facility A Loan at the Agent's Spot Rate of Exchange at the Specified Time) and (subject to paragraph (b) below):

     (i) if the amount calculated is less than the existing amount of that Facility A Loan in the Optional Currency during the then current Interest Period, promptly notify the Borrower that has borrowed that Facility A Loan and that Borrower shall pay, on the last day of that Interest Period, an amount equal to the difference; or

     (ii) if the amount calculated is more than the existing amount of that Facility A Loan in the Optional Currency during the then current Interest Period, promptly notify each Lender and, if no Event of Default is continuing, each Lender shall, on the last day of that Interest Period, pay its participation in an amount equal to the difference.

(b) If the calculation made by the Agent pursuant to paragraph (a) above shows that the amount of the Facility A Loan in the Optional Currency has increased or decreased by less than 10 per cent. compared to its Base Currency Amount, no notification shall be made by the Agent and no payment shall be required under paragraph (a) above.

8.4  Agent's calculations

(a) All calculations made by the Agent pursuant to this Clause 8 will take into account any repayment, prepayment, consolidation or division of Facility A Loans to be made on the last day of the first Interest Period.

(b) Each Lender's participation in a Loan will, subject to paragraph (a) above, be determined in accordance with paragraph (b) of Clause 5.4 (Lenders' participation).

                                   SECTION 4

                    REPAYMENT, PREPAYMENT AND CANCELLATION

 9.  REPAYMENT

9.1  Repayment of Facility A Loans

(a) Each Borrower (as applicable) shall repay each Facility A1 Loan made to it on the Facility A1 Repayment Date.

(b) Each Borrower (as applicable) shall repay each Facility A2 Loan made to it on the Facility A2 Repayment Date.

(c)  No Borrower may reborrow any part of Facility A which is repaid.

9.2  Repayment of Facility B Loans

(a) Each Borrower to which Facility B Loans are made shall repay Facility B Loans so that, on each of the following dates below, the aggregate amount of Facility B Loans shall be reduced by the amount set opposite that date:

               Facility B Repayment Date         Repayment Instalment

                   30 November 2001                  US$26,000,000

                   28 February 2002                  US$26,000,000

                     30 May 2002                     US$30,000,000

                   31 August 2002                    US$30,000,000

                  30 November 2002                   US$30,000,000

                  28 February 2003                   US$30,000,000

                     30 May 2003                     US$30,000,000

                   31 August 2003                    US$30,000,000

                  30 November 2003                   US$39,000,000

                  28 February 2004                   US$39,000,000

                     30 May 2004                     US$39,000,000

                   31 August 2004                    US$39,000,000

                  30 November 2004                   US$39,000,000

                  28 February 2005                   US$39,000,000

                     30 May 2005                     US$39,000,000

                   31 August 2005                    US$39,000,000

                  30 November 2005                   US$39,000,000

                  28 February 2006                   US$39,000,000

         The Termination Date for Facility B        US$308,000,000

(b) If the aggregate amount of Facility B Loans outstanding at the end of the Availability Period for Facility B is less than US$930,000,000, the amount of each Repayment Instalment under paragraph (a) above shall be reduced accordingly on a pro rata basis.

(c)   No Borrower may reborrow any part of Facility B which is repaid.

9.3   Repayment of Facility C Loans

      SMO shall repay each Facility C Loan on the last day of its Interest
      Period.

10.   PREPAYMENT AND CANCELLATION

10.1  Illegality

      If it becomes unlawful in any jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund its participation in any Utilisation:

      (a) that Lender shall promptly notify the Agent upon becoming aware of that event;

      (b) upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

      (c) each Borrower shall repay that Lender's participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

10.2  Change of control of Company

(a) If Bellon S.A. ceases to hold at least 33 1/3 per cent. of the shares and/or voting rights of the shares of the Company (a "loss of control"):

      (i) the Company shall promptly notify the Agent upon becoming aware of that event;

      (ii) no Borrower may make a Utilisation unless otherwise agreed by the Majority Lenders; and

      (iii) unless all of the Lenders have agreed to such loss of control, the Agent shall, by not less than 10 days' notice to the Company, cancel the Facilities and declare all outstanding Utilisations, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facilities will be cancelled and all such outstanding amounts will become immediately due and payable.

(b) A Lender shall be deemed to have agreed to a loss of control if it has not approved or disapproved of such loss of control by the date falling 30 Business Days after receiving notice from the Company of such loss of control.

10.3  Change of control of Borrowers (other than Company)

(a) If any Borrower (other than the Company) ceases to be (or the Company intends that it should cease to be) a Subsidiary of the Company:

      (i) the Company shall promptly notify the Agent of its intention that such Borrower shall cease to be a Subsidiary;

      (ii) no such Borrower may make a Utilisation unless otherwise agreed by the Majority Lenders following such notification; and

      (iii) the Agent shall, by no later than the date on which, but prior to, such Borrower ceasing to be a Subsidiary of the Company, cancel the Facilities outstanding to that Borrower and declare all outstanding Utilisations to that Borrower, together with accrued interest, and all other amounts accrued under the Finance Documents and due from that Borrower immediately due and payable, whereupon such Facilities will be cancelled (to the extent stated above) and all such outstanding amounts from the Borrower will become immediately due and payable.

10.4  Mandatory prepayment of Equity and Debt proceeds

(a) If any member of the Group receives any Net Equity Proceeds or Net Debt Proceeds after the date of this Agreement, the Company shall ensure that those proceeds (or an amount equal thereto) are used to reduce permanently the Facilities in accordance with paragraph (b) or (d) below.

(b) Net Equity Proceeds (subject to paragraph (d) below) and Net Debt Proceeds shall be applied:

      (i) firstly, to prepay or, as the case may be, cancel Facility A and the Commitments of the Lenders under Facility A shall be reduced rateably;

      (ii) secondly, after Facility A Commitments have been reduced to zero and all Facility A Loans have been repaid, prepaid or cancelled in full, to prepay or, as the case may be, cancel Facility B and the Commitments of the Lenders under Facility B shall be reduced rateably provided that this paragraph (b)(ii) shall only apply if the Company has, at the time such Net Equity Proceeds or Net Debt Proceeds are received, a Rating of BBB- or lower; and

      (iii) thirdly, after (if applicable) the Facility B Commitments have been reduced to zero and, if Facility B Loans have been repaid, prepaid or cancelled in full, towards such purposes as the Company or relevant member of the Group so decides.

(c) Any amounts to be applied in prepaying or cancelling Facility B pursuant to paragraph (b)(ii) above shall be so applied pro rata against each Repayment Instalment.

(d)   Net Equity Proceeds relating to the Rights Issue shall be applied:

      (i) firstly, to prepay or, as the case may be, cancel Facility A2 and the Commitments of the Lenders under Facility A2 shall be reduced rateably;

     (ii) secondly, against amounts (if any) incurred by the Company for the purpose of making Market Purchases to the extent such amounts do not exceed (Euro)150,000,000 and provided such amounts have been incurred by the Company by the time of completion of the Rights Issue;

     (iii) thirdly, to prepay or, as the case may be, cancel Facility A1 and the Commitments of the Lenders under Facility A1 shall be reduced rateably; and

     (iv) fourthly, against Facility B (to the extent applicable) in accordance with paragraph (b)(ii) above.

(e) Net Debt Proceeds and Net Equity Proceeds shall be applied on the earlier of (i) the date falling 3 Months after the end of the current Month of receipt by the relevant member of the Group of the Net Debt Proceeds or Net Equity Proceeds, as the case may be, and (ii) the last day of the current Interest Period applicable to each relevant Facility to be prepaid pursuant to paragraph (b) or (d) above, following receipt by the relevant member of the Group of the Net Debt Proceeds or Net Equity Proceeds, as the case may be, unless, in either case, the Company elects by notice in writing to the Agent to make the relevant prepayment before such time.

10.5  Waivers, cancellation and refinancing

(a) If there has been a Positive Committee Announcement and a Recommended Offer is launched, the Company will notify the Arranger prior to the earlier of the launch of syndication of the Facilities and 2 May 2001 whether the Company:

      (i)   will seek the Kodak Waiver and SMO Waiver; or

      (ii) will not seek those Waivers and will use Facility B and Facility C to refinance or repurchase the Kodak Existing Facility and SMO Credit Agreement.

      If such Waivers are sought and obtained, Facility B and Facility C shall be cancelled forthwith and the Commitment relative to such Facilities shall be immediately reduced to zero.

(b) If there has been a Negative Committee Announcement and the Company determines that it shall not launch a Non-Recommended Offer or make Market Purchases, the Company shall:

      (i) forthwith cancel Facility A2 and the Total Facility A2 Commitments shall be immediately reduced to zero;

      (ii) forthwith cancel Facility C and at least US$310,000,000 of Facility B and the Total Facility C Commitments shall be immediately reduced to zero and the Total Facility B Commitments shall be reduced accordingly; and

      (iii) if the Kodak Waiver is obtained, forthwith cancel the remaining part of Facility B and the Total Facility B Commitments shall be immediately reduced to zero.

(c) If the AA Acquisitions are not to proceed, the Company shall promptly on reaching such decision or being notified of the same by the relevant vendor notify the Agent of the same and thereupon Facility A1 shall be cancelled and the Total Facility A1 Commitments shall be immediately reduced to zero.

(d) The Company shall ensure that the Kodak Existing Facility and the SMO Credit Agreement are refinanced or repurchased by no later than the earlier of:

      (i)   the end of the Availability Period for Facility B; and

      (ii)  the completion of a merger of Kodak in connection with the Offer.

      If by that time a Waiver is required but has not been requested or been given.

10.6  Voluntary cancellation

      The Company may, if it gives the Agent not less than 5 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of, in the case of Facility A, (Euro)5,000,000 and, in the case of Facility B and Facility C,

      US$5,000,000) of an Available Facility. Any cancellation under this Clause
      10.6 shall reduce the Commitments of the Lenders rateably under that Facility.

10.7  Voluntary prepayment of Facility A Loans and Facility B Loans

(a) The Borrower to which a Facility A Loan or Facility B Loan has been made may, if it gives the Agent not less than 5 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Facility A Loan or Facility B Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Facility A Loan by a minimum amount of (Euro)5,000,000 and the amount of the Facility B Loan by a minimum amount of US$5,000,000).

(b) A Facility A Loan or Facility B Loan may only be prepaid after the last day of the Availability Period applicable to that Facility (or, if earlier, the day on which the applicable Available Facility is zero).

(c) Any prepayment of Facility B under this Clause 10.7 shall satisfy the obligations under Clause 9.2 (Repayment of Facility B Loans) in chronological order.

10.8  Voluntary prepayment of Facility C Loans

      SMO may, if it gives the Agent not less than 5 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Facility C Loan (but if in part, being an amount that reduces the Base Currency Amount of the Facility C Loan by a minimum amount of US$5,000,000).

10.9  Right of repayment and cancellation in relation to a single Lender

(a)   If:

      (i) any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 15.2 (Tax gross-up); or

      (ii) any Lender claims indemnification from the Company under Clause 15.3 (Tax indemnity) or Clause 16.1 (Increased costs),

      the Company may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitments of that Lender and its intention to procure the repayment of that Lender's participation in the Utilisations.

(b) On receipt of a notice referred to in paragraph (a) above, the Commitments of that Lender shall immediately be reduced to zero.

(c) On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender's participation in that Utilisation. In addition, in relation to Facility C, SMO shall provide cash-cover (as defined in Clause 6.1 (General)) in relation to that Lender's participation in all outstanding Letters of Credit within 5 Business Days of giving the notice specified in paragraph (a).

10.10 Restrictions

(a) Any notice of cancellation or prepayment given by any Party under this Clause 10 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b) Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c) No Borrower (as applicable) may reborrow any part of Facility A or Facility B which is prepaid.

(d) Unless a contrary indication appears in this Agreement, any part of Facility C which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(e) The Borrowers shall not repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f) No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g) If the Agent receives a notice under this Clause 10 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

                                   SECTION 5

                             COSTS OF UTILISATION

11.   INTEREST

11.1  Calculation of interest

      The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

      (a)  Margin;

      (b)  LIBOR or, in relation to any Loan in euro, EURIBOR; and

      (c)  Mandatory Cost, if any.

11.2  Margin and adjustment

(a) Subject to the following provisions of this Clause 11.2, the Margin will be 55 basis points per annum in respect of Facility A and 65 basis points per annum in respect of Facility B and Facility C.

(b) The Margin for all Utilisations in a Facility will be adjusted in accordance with paragraph (f) below to the number of basis points per annum specified below the reference to that Facility in the table below and set opposite the Rating assigned by S&P at such time to the Company:

      Rating                                     Margin (bps p.a.)

                                   Facility A               Facilities B and C

      A- (or higher)               45                       55

      BBB+                         55                       65

      BBB                          65                       75

      BBB-                         85                       95

      BB+ (or lower)               135                      160


(c)   (i)  The Margin as shown in the table set out in paragraph (b) above will, in respect of each Facility, be reduced in accordance with paragraph
           (f) below by 10 basis points (the "Reduction") if and whenever Net Equity Proceeds from the Rights Issue have been received by the Company and, to the extent required by Clause 10.4 (Mandatory prepayment of Equity and Debt Proceeds), used to prepay and/or cancel the Facilities, in an amount (the "Required Amount") equal to or greater than, subject to the proviso below, 50 per cent. of the aggregate of (A) the total aggregate amount spent in euro (or the euro equivalent) by or on behalf of members of the Group since the date of this Agreement on each of the AA Acquisitions and the Kodak Acquisition, in each case, whether completed in whole or in part and
           (B) the Available Commitments under Facility A1 and Facility A2 provided that, in any event, for the purposes of this Clause, the Required Amount need not exceed (EURO) 750,000,000.

     (ii) For the purposes of paragraph (i) above, the Company shall notify the Agent at the time it considers that it has qualified for the Reduction as set out in paragraph (i) above which notification shall be accompanied with a certificate of the Company confirming how much it has spent for the purposes of (A) above and what it calculates the Required Amount to be. The Agent shall promptly notify the Company that it has qualified for the Reduction (or not, as the case may be) as soon as possible following its receipt of the notification, certificate and calculation specified above.

(d)  The Reduction shall also apply, in accordance with paragraph (f) below, if:

     (i) no part of the Kodak Acquisition has been made and Facility A2, Facility B and Facility C have been cancelled in full and the Commitments relating to such Facilities reduced to zero; or

     (ii) no more than [EURO] 450,000,000 (or its equivalent) in aggregate has been spent on the Kodak Acquisition and AA Acquisitions (whether that be a partial AA Acquisition or partial Kodak Acquisition, including by way of Market Purchases). Such determination shall be made at the end of the Availability Period for Facility A1 and Facility A2 or such earlier date on which the Available Commitments under Facility A1 and Facility A2, as the case may be, are cancelled to the extent that the aggregate of the Total Facility A1 Commitments and Total Facility A2 Commitments does not exceed [EURO] 450,000,000.

(e) If a Non-Recommended Offer is made, the Margin as shown in the table set out in paragraph (b) above will, in each case and in respect of each Facility, and in accordance with paragraph (f) below, be increased by 20 basis points.

(f) Any adjustment to the Margin (whether upwards or downwards) in accordance with paragraphs (b), (c), (d) or (e) above or (g)(ii) or (iii) below will apply for all purposes under this Agreement immediately on, as appropriate:

     (i) the date of publication of any relevant change to the Rating assigned to the Company; or

     (ii) the date on which the Facilities have been prepaid and/or cancelled following the receipt by the Company of the Net Equity Proceeds from the Rights Issue provided that, whether before or after the date of such prepayment and/or cancellation, the Agent has notified the Company that it has qualified for the Reduction; or

     (iii) the date on which the condition in Clause 11.2(d)(i) or (ii) as the case may be, is satisfied; or

     (iv)  the date on which a Non-Recommended Offer is launched by the Company;
           or

     (v) the date on which a substitute Rating is assigned to the Company as provided in paragraph (g)(ii) or (iii) below, as the case may be.

(g) For the purpose of this Clause 11.2, Clause 10.4(b) (Mandatory prepayment of Equity and Debt Proceeds) and Clause 24.4 (Disposals):

     (i) "Rating" means the long term credit rating of the Company last published by S&P (taking into account the AA Acquisitions and the Kodak Acquisition, to the extent made) and not withdrawn prior to the Quotation Day for an Interest Period;

      (ii) If at any time the Company does not have a Rating assigned to it by S&P, the Company and the Agent (acting on the instructions of the Majority Lenders) shall negotiate (in good faith) a substitute Rating having regard to the Company's financial condition and Rating existing immediately prior to it ceasing to have a Rating from S&P; and

      (iii) if, after 15 Business Days, the Company and the Agent are unable to agree a new Rating notwithstanding the provisions of paragraph (ii) above, a Rating for the purpose of the table set out in paragraph
            (b) above shall be deemed to be BB+.

(h) Promptly after becoming aware of the same the Company shall inform the Agent in writing if any change in the Rating assigned to the Company occurs or the circumstances contemplated in paragraph (g)(ii) above arise.

11.3  Payment of interest

      The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

11.4  Default interest

(a) If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is the sum of 1 per cent and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).

(b) However if the overdue amount is principal of a Loan and became due on a day other than the last day of an Interest Period relating to that Loan, the first Interest Period applicable to that overdue amount shall be of a duration equal to the unexpired portion of that Interest Period and the rate of interest on that overdue amount for that Interest Period shall be the sum of 1 per cent and the rate applicable to it immediately before it became due.

(c) Any interest accruing under this Clause 11.4 shall be immediately payable by the Obligor on demand by the Agent.

11.5  Notification of rates of interest

      The Agent shall promptly (and in any event within 2 Business Days of the determination of the same) notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

12.   INTEREST PERIODS

12.1  Selection of Interest Periods

(a) A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b) Each Selection Notice for a Facility A Loan and/or Facility B Loan is irrevocable and must be delivered to the Agent by the relevant Borrower (or the Company on behalf of a Borrower) not later than the Specified Time.

(c) If the Company or other appropriate Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be one Month.

(d) Subject to this Clause 12, a Borrower may select an Interest Period of 1, 2, 3 or 6 (or, to the extent available to each Lender, 9 or 12) Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders). In addition, the Company or other appropriate Borrower may select an Interest Period of less than one month in relation to Facility B if necessary to ensure that there are sufficient Facility B Loans which have an Interest Period ending on a Facility B Repayment Date for the Company or other appropriate Borrower to make the Repayment Instalment due on that date.

(e) An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility (or, in the case of Facility A where the Termination Date has been extended for a portion of that Facility pursuant to Clause 5.5 (Extension of Facility A1 and Facility A2), beyond the Termination Date applicable to the relevant portion of Facility A).

(f) Each Interest Period for a Facility A Loan and/or a Facility B Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)   A Facility C Loan has one Interest Period only.

12.2  Changes to Interest Periods

(a) Prior to determining the interest rate for an Interest Period beginning before the Syndication Date, the Agent may after consultation (where practicable) with the Company shorten that Interest Period to a duration of 1 month (or such shorter duration as may be necessary to ensure that the Interest Period ends on a date on which rights and obligations under this Agreement are to be novated to persons becoming Parties as a result of the syndication of the Facilities). The Company may request that Interest Periods be similarly shortened until 30 August 2001 in order to harmonise Interest Periods with its existing swap payment dates.

(b) Prior to determining the interest rate for a Facility B Loan, the Agent may shorten an Interest Period for any Facility B Loan to the extent necessary to ensure there are sufficient Facility B Loans with an Interest Period ending on a Facility B Repayment Date for the Company or other appropriate Borrower to make the Repayment Instalment due on that Facility B Repayment Date.

(c) If the Agent makes any of the changes to an Interest Period referred to in this Clause 12.2, it shall promptly notify the Company and the Lenders.

12.3  Non-Business Days

      If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12.4  Consolidation and division of Facility A and Facility B Loans

(a) Subject to paragraph (b) below, if two or more Interest Periods relate to Facility A1 Loans, Facility A2 Loans or Facility B Loans in the same currency, to the same Obligor and end on the same date, those Facility A1 Loans, Facility A2 Loans or Facility B Loans (as the case may be) will, unless the Company or other appropriate Borrower specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Facility A1

     Loan, Facility A2 Loan or Facility B Loan (as the case may be) on the last day of the Interest Period.

(b) Subject to Clause 4.4 (Maximum number of Loans), if the Company or other appropriate Borrower requests in a Selection Notice that a Facility A1 Loan, a Facility A2 Loan or a Facility B Loan be divided into two or more Facility A1 Loans, Facility A2 Loans or Facility B Loans, that Facility A1 Loan, Facility A2 Loan or Facility B Loan (as the case may be) will, on the last day of its Interest Period, be so divided.

12.5 Taux Effectif Global

     In order to comply with the provisions of Articles L313-1 and L313-2 of the French consumer Code (Code de la Consommation), the effective global rate ("taux effectif global") calculated in accordance with the articles referred to above is as set out in a letter dated the date of this Agreement from the Agent to the Company substantially in the form of
     Schedule 11 (Form of TEG Letter).

13.  CHANGES TO THE CALCULATION OF INTEREST

13.1 Absence of quotations

     Subject to Clause 13.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

13.2 Market disruption

(a) If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender's share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

     (i)   the Margin;

     (ii) the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

     (iii) the Mandatory Cost, if any, applicable to that Lender's participation in the Loan.

(b)  In this Agreement "Market Disruption Event" means:

     (i) at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and period; or

     (ii) before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.

13.3  Alternative basis of interest or funding

(a) If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b) Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

13.4  Break Costs

(a) Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b) Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

14.   FEES

14.1  Commitment fee

(a) The Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency relative to the Facility for which the fee is payable computed at the rate of:

     (i) 33 1/3 per cent. of the applicable Margin which would apply to a Facility A or Facility B Loan drawn, on the daily amount of that Lender's Available Commitment under Facility A during the Availability Period applicable to Facility A and on the daily amount of that Lender's Available Commitment under Facility B during the Availability Period applicable to Facility B; and

     (ii) 50 per cent. of the applicable Margin which would apply to a Facility C Loan drawn, on the daily amount of that Lender's Available Commitment under Facility C during the Availability Period applicable to Facility C.

(b) The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the Availability Period and on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

14.2 Arrangement fee

     The Company shall pay to the Agent (on behalf of the Arranger, who shall distribute the proceeds to the market at their sole discretion) the fees in the amount and at the times agreed in a Fee Letter.

14.3 Agency fee

     The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

                                   SECTION 6

                         ADDITIONAL PAYMENT OBLIGATIONS

15.  TAX GROSS UP AND INDEMNITIES

15.1 Definitions

(a)  In this Clause 15:

     "Protected Party" means a Finance Party which is or will be, for or on account of Tax, subject to any liability or required to make any payment in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document, or any Finance Party that will suffer a reduction in any payment made pursuant to a Finance Document by reason of a Tax Deduction.

     "Qualifying Lender" means a Lender which is (on the date a payment falls due):

     (i) with respect to any payment made pursuant to a Finance Document, a resident of a jurisdiction (the "Payee Jurisdiction") that has concluded a double taxation treaty in force as of the date hereof with the jurisdiction (the "Payor Jurisdiction") in which the payor of the payment is resident which exempts Payor Jurisdiction source interest payments made to Payee Jurisdiction residents from Tax Deductions (a "Treaty Lender");

     (ii) able to fulfil the conditions imposed by French law, taking into account, as the case may be, any applicable international treaty signed by France, in order for any sum payable by an Obligor which is resident in France to the Agent for the account of the Facility Office of such person not to be subject to any Tax Deduction; or

     (iii) with respect to payments from US Obligors, a US Person (a "US
           Lender").

     "Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

     "Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

     "Tax Payment" means an increased payment made by an Obligor to a Finance Party under Clause 15.2 (Tax gross-up) or a payment under Clause 15.3 (Tax indemnity).

(b) In this Clause 15 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

15.2 Tax gross-up

(a) Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b) The Company or a Lender shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c) If a Tax Deduction is required by law to be made by an Obligor the amount of the payment due from that Obligor shall, subject to paragraphs (d) and
     (e) below, be increased to an amount
     which (after making any Tax Deduction) leaves an amount equal (on a net after Tax basis) to the payment which would have been due if no Tax Deduction had been required.

(d) In the case of a Tax Deduction for or on account of US Federal withholding tax required by law to be made by a US Obligor, paragraph (c) shall only apply if the Lender:

     (i) is a Treaty Lender or a US Lender unless (in the case of a Treaty Lender) the US Obligor is able to demonstrate the Tax Deduction is required to be made as a result of the Lender failing to comply with paragraph (h) below; or

     (ii) is not or has ceased to be a Treaty Lender to the extent that this altered status results from any change after the date of this Agreement in (or in the interpretation, administration or application of) any law or double taxation agreement or any published practice or published concession of any relevant taxing authority.

(e) In the case of a Tax Deduction for or on account of French law to be made by a French Obligor, paragraph (c) shall only apply if the Lender:

     (i)   is a Qualifying Lender; or

     (ii) is not or has ceased to be a Qualifying Lender to the extent that this altered status results from any change after the date of this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement or any published practice or published concession of any relevant taxing authority.

(f) If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(g) Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment original receipts or certified copies thereof and, if not available, other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(h) A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction. With respect to payments made from or on behalf of a Borrower which is a US Person, each Treaty Lender shall supply to that Borrower's paying agent a properly completed and executed United States Internal Revenue Service Form W-8BEN (a "Form W-8BEN") as of the date hereof, and will supply additional Forms W-8BEN (or appropriate successor forms) within 30 days of written request by that Borrower.

15.3 Tax indemnity

(a) The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal (on a net after Tax basis) to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party.

(b)  Paragraph (a) above shall not apply with respect to any Tax assessed on:

     (i)  a Finance Party:

          (A) under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

          (B) under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

          if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

     (ii) the Agent (to the extent acting through an office in the United Kingdom), as a result of the failure by a Lender to satisfy on the due date of a payment of interest either of the conditions set out in paragraphs (a) and (b) of Clause 28.15 (Lenders' tax status confirmation).

(c) A Protected Party making, or intending to make, a claim pursuant to paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d) A Protected Party shall, on receiving a payment from an Obligor under this Clause 15.3, notify the Agent.

15.4 Tax Credit

     If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

     (i)  a Tax Credit is attributable to that Tax Payment; and

     (ii) that Finance Party has obtained, utilised and retained that Tax
          Credit,

     the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor.

15.5 Stamp taxes

     The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

15.6 Value added tax

(a) All consideration payable under a Finance Document by an Obligor to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable, the Obligor shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b) Where a Finance Document requires an Obligor to reimburse a Finance Party for any costs or expenses, that Obligor shall also at the same time pay and indemnify that Finance Party against all VAT incurred by that Finance Party in respect of the costs or expenses save to the extent that the Finance Party has received repayment or credit in respect of such VAT.

16.  INCREASED COSTS

16.1 Increased costs

(a) Subject to Clause 16.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation or application of) any law or regulation or
     (ii) compliance with any law or regulation made after the date of this Agreement.

(b)  In this Agreement "Increased Costs" means:

     (i) a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

     (ii)  an additional or increased cost;

     (iii) a reduction of any amount due and payable under any Finance Document;

     (iv) the imposition, modification or application of any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of a Finance Party which is not otherwise included in the determination of LIBOR or EURIBOR under this Agreement, including, without limitation, the imposition of any reserves with respect to "Eurocurrency Liabilities" under Regulation D (for which purpose, the Utilisations shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Finance Party under Regulation D); or

     (v)   an imposition on a Finance Party of any condition,

     which is directly incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

16.2 Increased cost claims

(a) A Finance Party intending to make a claim pursuant to Clause 16.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b) Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate to the Agent and the Company confirming the amount of its Increased Costs (and setting out in reasonable detail the basis of calculation of such Increased Costs).

16.3 Exceptions

(a) Clause 16.1 (Increased costs) does not apply to the extent any Increased Cost is:

     (i) attributable to a Tax Deduction required by law to be made by an Obligor;

     (ii) compensated for by Clause 15.3 (Tax indemnity) (or would have been compensated for under Clause 15.3 (Tax indemnity) but was not so compensated solely because one of the exclusions in paragraph (b) of Clause 15.3 (Tax indemnity) applied);

     (iii)  compensated for by the payment of the Mandatory Cost; or

     (iv) attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation or to its negligence or wilful default.

(b) In this Clause 16.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 15.1 (Definitions).

17.  OTHER INDEMNITIES

17.1 Currency indemnity

(a) If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

     (i)  making or filing a claim or proof against that Obligor;

     (ii) obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

     that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b) Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

17.2 Other indemnities

     The Company shall (or shall procure that an Obligor will), within three Business Days of demand (which demand shall include reasonable detail of the basis of calculation of the amount demanded), indemnify each Lender against any cost, loss or liability incurred by that Lender as a result of:

     (a)  the occurrence of any Event of Default;

     (b) a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 30 (Sharing among the Lenders);

     (c) funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Lender alone); or

     (d) a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

17.3 Indemnity to the Agent

     The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

     (a)  investigating any event which it reasonably believes is a Default; or

     (b) entering into or performing any foreign exchange contract for the purposes of Clause 6 (Optional Currencies); or

     (c) acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

17.4 Acquisition Financing Indemnity

     The Company shall indemnify each Finance Party in accordance with Schedule 10 (Acquisition Financing Indemnity).

18.  MITIGATION BY THE LENDERS

18.1 Mitigation

(a) Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under, or cancelled pursuant to, any of Clause 10.1 (Illegality), Clause 15 (Tax gross-up and indemnities) or Clause 16 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b) Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

18.2 Limitation of liability

(a) The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 18.1 (Mitigation).

(b) A Finance Party is not obliged to take any steps under Clause 18.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

19.  COSTS AND EXPENSES

19.1 Transaction expenses

     The Company shall promptly on demand (and subject to the Fee Letter relating, inter alia, to the same) pay the Agent and the Arranger the amount of all costs and expenses and related taxes (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

     (a)  this Agreement and any other documents referred to in this Agreement;
          and

     (b)  any other Finance Documents executed after the date of this Agreement.

19.2 Amendment costs

     If:

     (a)  an Obligor requests an amendment, waiver or consent; or

     (b)  an amendment is required pursuant to Clause 31.9 (Change of currency);
          or

     (c) an amendment is required to Clause 20 (Guarantee and Indemnity) as a result of the accession of an Additional Guarantor who has a legal restriction on the ability to give a guarantee in the specified form, the Company shall, within three Business Days of demand, reimburse the Agent for the amount of all third party costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement, it being understood that such costs and expenses shall (so far as practically possible) be subject to a pre-agreed budget mutually satisfactory to the Company and the Agent.

19.3 Enforcement costs

     The Company shall, within three Business Days of demand, pay to each Finance Party the amount of all reasonable costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

19.4 Notification

     The relevant person who has incurred any costs for which the Company is responsible to pay pursuant to this Clause 19, shall provide the Company with copies of invoices showing the relevant matters in reasonable detail.

                                   SECTION 7

                                   GUARANTEE

20.  Guarantee and indemnity

20.1 Guarantee and indemnity

(a)  Each Guarantor irrevocably and unconditionally jointly and severally:

     (i) guarantees to each Finance Party punctual performance by each Borrower of all that Borrower's obligations under the Finance Documents;

     (ii) undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

     (iii) indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover, provided that, in the case of each Guarantor incorporated in France (other than the Company) its liability under this Clause 20 shall be limited in amount to the outstanding Utilisations of that Guarantor at the relevant time and the amount of any outstanding intra-group loans granted to it by any other Obligor using the proceeds of any Loan Pursuant to this Agreement.

(b)  As regards the guarantee given by the Company under this Clause 20, if:

     (i) Security is created or permitted to subsist by the Company or any other member of the Group over any of the Acquired Shares; or

     (ii) the holder of the Acquired Shares disposes of all or part of them, each Finance Party shall, independently of paragraph (a) above, be entitled to:

           (A) make demand on the Company for all Utilisations, accrued interest and other amounts accrued under the Finance Documents to be immediately due and payable whereon they shall become immediately due and payable and the Total Commitments shall be immediately cancelled; or

          (B) request that cash cover be provided to it in respect of all principal amounts actually or contingently due to that Finance Party under the Finance Documents.

20.2 Continuing guarantee

     This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

20.3 Reinstatement

     If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

     (a) the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

     (b) each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

20.4 Waiver of defences

     The obligations of each Guarantor under this Clause 20 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 20 (without limitation and whether or not known to it or any Finance Party) including:

     (a) any time, waiver or consent granted to, or composition with, any Obligor or other person;

     (b) the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

     (c) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

     (d) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

     (e) any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

     (f) any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

     (g)  any insolvency or similar proceedings.

20.5 Immediate recourse

     Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 20. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

20.6 Appropriations

     Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

     (a) refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

     (b) hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 20.

20.7 Deferral of Guarantors' rights

     Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)  to be indemnified by an Obligor;

(b) to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents; and/or

(c) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

20.8 Additional security

     This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

20.9 Limitation on guarantee of US Guarantors

(a)  For the purposes of this Clause 20.9:

     "Fraudulent Transfer Law" means any applicable United States bankruptcy and state fraudulent transfer or conveyance statute and any related case law.

     "US Guarantor" means any Guarantor incorporated or organised under the laws of the United States or any state of the United States (including the District of Columbia).

(b)  Each US Guarantor acknowledges that:

     (i) it will receive valuable direct or indirect benefits as a result of the transactions financed by the Finance Documents;

     (ii) each Finance Party has acted in good faith in connection with the guarantee given by that US Guarantor and the transactions contemplated by the Finance Documents; and

     (iii) it has not incurred and does not intend to incur debts beyond its ability to pay as they mature.

(c)  Each US Guarantor must ensure that at all times:

     (i) its capital must not be unreasonably small to carry on its business as it is being conducted; and

     (ii) it has not made a transfer or incurred any obligation under any Finance Documents with the intent to hinder, delay or defraud any of its present or future creditors.

                                   SECTION 8

              REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

21.  REPRESENTATIONS

     Each Obligor (in respect of itself and, where applicable, its Subsidiaries) makes the representations and warranties set out in this Clause 21 to each Finance Party on the date of this Agreement.

21.1 Status

(a) The Company is a societe anonyme, duly established and existing under the laws of the Republic of France.

(b) Each other Obligor is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(c) Each Obligor has the power to own its assets and carry on its business as it is being conducted.

21.2 Binding obligations

     Subject to the Reservations, the obligations expressed to be assumed by it in each Finance Document are, legal, valid, binding and enforceable obligations.

21.3 Non-conflict with other obligations

     The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

     (a)  any law or regulation applicable to it;

     (b)  the constitutional documents of it or any Material Subsidiary;

     (c) any agreement or instrument binding upon it or any Material Subsidiary in a manner or to an extent which has or might have a Material Adverse Effect.

21.4 Power and authority

     It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by the Finance Documents.

21.5 Validity and admissibility in evidence

     All Authorisations required:

     (a) to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

     (b) to make the Finance Documents admissible in evidence in its jurisdiction of incorporation,

     have been obtained or effected and are in full force and effect.

21.6 No default

     (a) No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

      (b) Save as disclosed by the Company prior to the date of this Agreement in respect of the Waivers, no other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries which would have a Material Adverse Effect.

21.7  Information Memorandum

      This representation and warranty is made by the Company only upon issue of an Information Memorandum approved by the Company in writing, on the date of any update thereof and on the date of each or any Syndication Agreement (on the Information Memorandum as the same may have been updated).

(a) The factual information provided by or on behalf of the Company in the Information Memorandum was true and accurate in all material respects as at the date (if any) at which it is stated or at the date of the Company's approval of the Information Memorandum.

(b) The financial projections contained in the Information Memorandum have been prepared (in good faith) on the basis of recent historical information and on the basis of reasonable assumptions current at the date of the Information Memorandum or any update thereof, and were arrived at after due and careful consideration.

(c) Nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in the information, projections or assumptions contained in the Information Memorandum being untrue or misleading in any material respect in so far as the Information Memorandum relates to the financing contemplated in the Financing Documents.

21.8  Financial statements

(a) In the case of the Company, its Original Financial Statements were prepared in accordance with French GAAP consistently applied.

(b) In the case of the Company, its Original Financial Statements fairly represent the consolidated financial position of the Group as at the end of the relevant financial year.

(c) There has been no material adverse change in the financial condition or business of the Group taken as a whole since 31 August 2000 (the Company only makes this representation and warranty).

21.9  Pari passu ranking

      Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.10 No proceedings pending or threatened

      No litigation, arbitration or administrative proceedings (other than disclosed in writing to the Arranger prior to the date of this Agreement and which the Company or other relevant Obligor believes on reasonable grounds will be decided in its favour) of or before any court, arbitral body or agency have been started or (to the best of its knowledge and belief) threatened against it or any of its Subsidiaries which, if adversely determined, would be reasonably likely to have a Material Adverse Effect.

21.11 Existing Security

      No Security exists on or over its assets or those of any of its Subsidiaries except as permitted by Clause 24.3 (Negative pledge).

21.12 Environmental laws

(a) It and each of its Subsidiaries is and has been in compliance with all applicable Environmental Laws and there are no circumstances known to it or any of its Subsidiaries that may prevent or interfere with such full compliance in the future and there are no circumstances known to it or any of its Subsidiaries that could give rise to any liability under Environmental Laws;

(b) It and each of its Subsidiaries has been and is in compliance with the terms of all Environmental Approvals necessary for the ownership and operation of its and their facilities and businesses as presently owned and operated and as presently proposed to be owned and operated and it and each of its Subsidiaries will have all such Environmental Approvals prior to the commencement of any new activities or the commencement of work at any new sites to be owned or operated by it or them;

(c) To the best of the knowledge and belief of the Company (having made due and careful enquiry) there is no Environmental Claim pending or threatened against it or any of its Subsidiaries, and there are no past or present acts, omissions, events or circumstances which could form the basis of any Environmental Claim against it or any of its Subsidiaries, in each of (a), (b) and (c) above, to the extent that no existing claim or non-compliance would be likely to have a Material Adverse Effect.

21.13 Material Subsidiaries

      Each member of the Group which, as at the date of this Agreement, is a Material Subsidiary is listed in Schedule 12 (Material Subsidiaries).

21.14 Solvency

      No Obligor has taken any action nor have any steps been taken or legal proceedings started or threatened against it for winding up, examination, dissolution or re-organisation, the enforcement of any Security over its assets or for the appointment of a receiver, examiner, administrative receiver or administrator, trustee or similar officer of it or any of its assets.

21.15 Tax liabilities

      All necessary returns have been delivered by each member of the Group (subject to the provisions of Clause 1.4 (Kodak and SMO as Subsidiaries)) or on their behalf to the relevant taxation authorities and neither it nor any of its Subsidiaries is in default in the payment of any taxes, and no material claim is being asserted with respect to taxes which (if adversely decided) would have a Material Adverse Effect which has not been contested and appropriately reserved against in its most recent financial statements.

21.16 Employee Plans

(a) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a liability of a US Material Subsidiary or any ERISA Affiliate that would reasonably be expected to have a Material Adverse Effect.

(b) As of the last annual actuarial valuation date, except as would not reasonably be expected to have a Material Adverse Effect, the funded current liability percentage, as defined in Section

      302(d)(8) of ERISA, of each Plan exceeds 90 per cent and there has been no adverse change in the funding status of any such Plan since such date.

(c) No US Material Subsidiary nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan that would reasonably be expected to have a Material Adverse Effect.

(d) No US Material Subsidiary nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganisation or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganisation or to be terminated, within the meaning of Title IV of ERISA, in any such case, in a manner or to an extent that would reasonably be expected to have a Material Adverse Effect.

(e) Each US Material Subsidiary and its respective Subsidiaries have no material liability with respect to "expected post retirement benefit obligations" within the meaning of Statement of Financial Accounting Standards No. 106 that would reasonably be expected to have a Material Adverse Effect.

21.17 US Federal Reserve Regulations

      Neither the making of any Loan nor the use of the proceeds or the benefits thereof will violate or be inconsistent with Regulations T, U or X of the Board.

21.18 Investment Company Act and Public Utility Holding Company Act

      No Obligor is an "investment company", as such term is defined in the US Investment Company Act of 1940 as amended, or subject to the Public Utility Holding Company Act 1935, as amended.

21.19 The Offer and AA Acquisition

(a) The Tender Offer Statement contains all the material terms and conditions of the Offer.

(b) The AA Acquisition Agreements provided to the Agent contain all the material terms and conditions of the AA Acquisitions.

21.20 Repetition

      The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(a)   the date of each drawdown date and each interest payment date; and

(b) in the case of an Additional Obligor, the day on which the relevant company becomes (or it is proposed the company becomes) an Additional Obligor.

22.  INFORMATION UNDERTAKINGS

     The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1 Financial statements

     The Company shall supply to the Agent in sufficient copies for all the
     Lenders:

     (a) as soon as the same become available, but in any event within 120 days after the end of each of its financial years:

          (i) its audited consolidated financial statements for that financial year; and

          (ii) the financial statements of each Obligor (unaudited unless audited accounts are prepared and presented on an unconsolidated and, if prepared, consolidated basis) for that financial year; and

     (b) as soon as the same become available, but in any event within 120 days after the end of each half of each of its financial years the consolidated financial statements of the Company for that financial half year (unaudited unless audited accounts are prepared).

22.2 Compliance Certificate

(a) The Company shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a)(i) or (b) of Clause 22.1 (Financial statements), a Compliance Certificate setting out:

     (i) (in reasonable detail) computations as to compliance with Clause 23 (Financial Covenants) as at the date as at which those financial statements were drawn up; and

     (ii) a statement that no Default is continuing or, to the extent such statement cannot be made, identifying any Default that is continuing and the steps, if any, being taken to remedy it.

(b) Each Compliance Certificate shall be signed by the Chief Financial Officer, or such other appropriate and responsible officer, of the Company and, when delivered with the financial statements delivered pursuant to paragraph
     (a)(i) of Clause 22.1 (Financial statements), shall be confirmed by the Company's auditors subject to agreeing their terms of engagement with the Company as approved by the Agent (acting reasonably).

22.3 Requirements as to financial statements

(a) Each set of financial statements delivered by the Company pursuant to paragraph (b) of Clause 22.1 (Financial statements) shall be certified by a director of the relevant company as fairly representing its consolidated financial condition as at the end of and for the period in relation to which those financial statements were drawn up.

(b) The Company shall procure that each set of financial statements delivered pursuant to Clause 22.1 (Financial statements) is prepared using French GAAP or, in the case of US Obligors, US GAAP. In relation to its own financial statements delivered pursuant to Clause 22.1 (Financial statements), the Company shall ensure it uses accounting practices and financial reference periods consistent with those applied in the preparation of its Original Financial Statements unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in French GAAP, the accounting practices or reference periods which has an effect on the calculation of the covenants as set out in Clause 23 (Financial Covenants) and its auditors deliver to the Agent (as reasonably required):

     (i) a description of any change necessary for those financial statements to reflect the French GAAP, accounting practices and reference periods upon which the Company's Original Financial Statements were prepared; and

     (ii) sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 23 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Company's Original Financial Statements.

     Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Company's Original Financial Statements were prepared.

22.4 Information: miscellaneous

     The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

     (a)  all financial press releases and circulars dispatched by the Company:

          (i)  to its shareholders (or any class of them); or

          (ii) to its creditors generally at the same time as they are dispatched;

     (b) promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group (subject to Clause 1.4 (Kodak and SMO as Subsidiaries)), and which could, if adversely determined, have a Material Adverse Effect;

     (c) promptly, such further information regarding the financial condition, business and operations of any member of the Group (subject to Clause
          1.4 (Kodak and SMO as Subsidiaries)) as any Finance Party (through the Agent) may reasonably request;

     (d) written confirmation of when it has gained control of Kodak (within the meaning set out in the definition of "Subsidiary" in Clause 1.1 (Definitions)) promptly following control being obtained; and

     (e) promptly on request, a certificate confirming how much the Company and any other member of the Group has spent on acquiring Shares.

22.5 Notification of default

     Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

22.6 Offer and AA Acquisition related documents

(a)  The Company will promptly deliver to the Agent:

     (i) enough copies for the Lenders of each Tender Offer Statement, proxy statements and any merger agreement and any other document containing material terms and conditions of any Offer which the Company (acting reasonably) thinks it should disclose;

     (ii) a copy of each AA Acquisition Agreement and any amendments thereto and, if applicable, any other document containing material terms and conditions of the AA Acquisition which the Company (acting reasonably) thinks it should disclose;

     (iii) details of any publicly announced determination of the Special Committee relating to the Offer; and

     (iv) details of any litigation, arbitration or other proceeding or, to the extent known to the Company, any pending or threatened litigation or proceedings relating to the Offer or the acquisition of any Kodak shares which would have a Material Adverse Effect.

(b) The Company will promptly deliver to the Agent for distribution to the Lenders such other information (in reasonable detail) relating to the status and progress of the Offer or the AA Acquisition as the Agent (or any Lender acting through the Agent) may from time to time reasonably request including, without limitation, details as to the current level of acceptances to the Offer.

22.7 ERISA Events and ERISA reports

     A US Material Subsidiary shall (and the Company shall ensure that it shall) deliver to the Agent:

(a) promptly and in any event within 10 days after it or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred that would reasonably be expected to have a Material Adverse Effect, a statement of the chief financial officer of that US Material Subsidiary describing such ERISA Event and the action, if any, that that US Material Subsidiary or such ERISA Affiliate has taken and proposes to take with respect thereto; and

(b) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA in connection with a related event or condition that would reasonably be expected to have a Material Adverse Effect, a copy of such records, documents and information.

22.8 Plan terminations

     A US Material Subsidiary shall (and the Company shall ensure that it shall) deliver to the Agent promptly and in any event within two Business Days after receipt thereof by that US Material Subsidiary or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan that would reasonably be expected to have a Material Adverse Effect.

22.9 Plan annual reports

     A US Material Subsidiary shall (and the Company shall ensure that it shall) deliver to the Agent promptly and in any event within 10 days after request of the Agent, copies of each Schedule B (Actuarial Information) to the most recently filed annual report (Form 5500 Series) with respect to each Plan.

22.10 Multiemployer Plan notices

      A US Material Subsidiary shall (and the Company shall ensure that it shall) deliver to the Agent promptly and in any event within five Business Days after receipt thereof by that US Obligor or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning:

      (a) the imposition of Withdrawal Liability by any such Multiemployer Plan that would reasonably be expected to have a Material Adverse Effect;

      (b) the reorganisation or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan that would reasonably be expected to have a Material Adverse Effect; or

      (c) the amount of liability incurred, or that may be incurred, by that US Material Subsidiary or any ERISA Affiliate in connection with any event described in paragraphs (a) or (b) above.

22.11 Environment

      The Company shall, and shall procure that each other member of the Group (subject to Clause 1.4 (Kodak and SMO as Subsidiaries)) shall, promptly upon receipt of the same, notify the Agent of any claim, notice or other communication served on it in respect of any alleged breach of any Environmental Law which may have a Material Adverse Effect.

23.     Financial Covenants

23.1    Financial condition

        The Company shall ensure that:

        (a) the ratio of Net Consolidated Financial Indebtedness on each date listed below to EBITDA for the Relevant Period ended on such date will be not more than the ratio set opposite that date:

             Date                                   Ratio

             28 February 2002                       2.00:1

             31 August 2002                         2.00:1

             28 February 2003                       2.00:1

             31 August 2003                         2.00:1

             29 February 2004                       2.00:1

             31 August 2004                         2.00:1

             28 February 2005                       2.00:1

             31 August 2005                         2.00:1

             28 February 2006                       2.00:1

        (b) the ratio of EBIT to Net Consolidated Interest Expense for each Relevant Period ending on each date listed below will not be less than the ratio set opposite that date:

             Date                                   Ratio

             28 February 2002                       3.50:1

             31 August 2002                         3.50:1

             28 February 2003                       4.00:1

             31 August 2003                         4.00:1

             29 February 2004                       4.00:1

             31 August 2004                         4.00:1

             28 February 2005                       4.00:1

             31 August 2005                         4.00:1

             28 February 2006                       4.00:1

23.2    Definitions

        In this Clause 23:

        "EBIT" means, in relation to any period, the "resultat d'exploitation consolide" (as determined in accordance with French GAAP) as shown in the consolidated accounts of the Group for that period excluding for the avoidance of doubt any charge for amortisation of goodwill (amortissement d'ecarts d'acquisition).

    "EBITDA" has the meaning ascribed thereto in Clause 1.1 (Definitions).

    "Net Consolidated Financial Indebtedness" means, at any time, the Relevant Financial Indebtedness of the Group less the amount of cash at hand and marketable securities ("disponibilities et valuers mobilieres de placement") as shown in the Group's consolidated accounts excluding for the avoidance of doubt reserved funds relating to the vouchers activity ("fonds reserves") and Relevant Financial Indebtedness in respect of Guaranteed Investments.

    "Net Consolidated Interest Expense" means, for any period, the "resultat financier consolide" (as determined in accordance with French GAAP) as shown in the Group's consolidated accounts for that period after excluding any foreign exchange gains or losses and any amortisation provision ("dotations et reprises aux amortissements et provisions") made, to the extent included within the "resultat financier consolide" during that period.

    "Relevant Financial Indebtedness" means, in relation to any person at any time, any indebtedness of that person, whether actual or contingent, present or future, in respect of:

    (a) total financial debt ("dettes financieres") including moneys borrowed, debit balances at banks and any debenture, bond, note, loan stock or other debt security;

    (b) receivables sold or discounted (otherwise than on a non-recourse basis), acceptance credits and other arrangements required to be given similar treatment under French GAAP;

    (c) the obligations under capital leases ("credit-bail") or other contracts required to be given similar treatment under French GAAP;

    (d)  any guarantee of any person in respect of any of the above,

    but no particular Relevant Financial Indebtedness shall be taken into account more than once (so that, for example, a guarantee shall be excluded to the extent the Relevant Financial Indebtedness guaranteed thereby is already taken into account and, in the case of Relevant Financial Indebtedness of any member of the Group, there shall also be excluded (i) any Relevant Financial Indebtedness owing to any member of the Group (ii) (for avoidance of doubt) any performance guarantee issued in favour of Spirit Marine in respect of the contractual arrangements entered into by Spirit Cruises and (iii) (for avoidance of doubt) the Relevant Financial Indebtedness of any person (not being a member of the Group) that is guaranteed by a member of the Group which guarantee thereof is treated as Relevant Financial Indebtedness).

    "Relevant Period" means each period of 12 months ending on each 28 or 29 February, as the case may be, and 31 August.

24.   General undertakings

      The undertakings in this Clause 24 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

24.1  Authorisations

      Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required under any applicable law or regulation to enable it to perform its obligations under the Finance Documents to which it is a party and to ensure the legality, validity, (subject to the Reservations) enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

24.2  Compliance with laws

      Each Obligor shall (and the Company shall ensure that each other member of the Group (subject to Clause 1.4 (Kodak and SMO as Subsidiaries)) shall) comply in all respects with all laws and regulations including, without limitation, compliance with ERISA, to which it may be subject, if failure to do so would be reasonably likely to have a Material Adverse Effect.

24.3  Negative pledge

(a) The Company shall not (and the Company shall ensure that no other member of the Group (subject to Clause 1.4 (Kodak and SMO as Subsidiaries)) will) create or permit to subsist any Security over any of its assets (but excluding for this purpose Security over the Acquired Shares).

(b)   Paragraph (a) does not apply to:

      (i) Security granted in favour of any person which is not a member of the Group in effect on the date of this Agreement and disclosed in writing to the Agent prior to the date of this Agreement provided that in relation to Kodak and SMO such disclosure shall be limited to disclosure of the total amount of indebtedness secured by Kodak and SMO and a breakdown between each such company;

      (ii) liens arising by operation of law or in the ordinary course of trading including in respect of any client money held in trust by a Group member or rights of set-off arising by operation of law or bankers' rights of set-off;

      (iii) group account netting and pooling arrangements entered into between members of the Group and any bankers to the Group;

      (iv) any Security on any asset of a member of the Group arising in respect of any escrow arrangements put into place for the purpose of a disposal or acquisition by a member of the Group;

      (v) any Security on any asset acquired by a member of the Group which exists at the time of, and is not created in contemplation of, such acquisition, provided that the same does not secure any obligation which is not secured thereby at the time of such acquisition;

      (vi) any Security on any asset which secured only Financial Indebtedness incurred to refinance any other Financial Indebtedness secured by the same asset by any such security as is referred to in paragraph (v) above, provided that the aggregate amount secured by such asset is not thereby increased;

      (vii) any Security created by any member of the Group to secure any Guaranteed Investments made or to be made by it;

      (viii) any Security pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings provided that the execution or other enforcement thereof is effectively stayed and the claims served thereby are being contested at the time in good faith by appropriate proceedings and proper provision has been made for any adverse judgments;

      (ix) any Security on any sum payable under any contract (or on any security representing such sum or otherwise issued pursuant to such contract) in respect of which the major part of the price receivable by a member of the Group is guaranteed or insured by, or is part of a scheme operated by, a national export credit institution or other similar institution;

      (x) any Security created on the assets of any member of the Group in the course of margin trading entered into by such member as part of its normal treasury operations;

      (xi) Security on assets the subject of operating leases up to an aggregate amount not exceeding (Euro)40,000,000;

      (xii) Security created by any member of the Group to another member of the Group in connection with dealings carried on between such persons on arm's length terms; and

      (xiii) other Security not contained in paragraphs (i) to (xii) above securing indebtedness in an amount not to exceed the higher of Euro 200,000,000 or 5 per cent of Adjusted Net Worth.

(c) If the Company or any other member of the Group creates or permits to subsist Security over any of the Acquired Shares to any person, it will at the same time grant identical Security to or on behalf of the Lenders ranking pari passu over the Acquired Shares pursuant to documentation acceptable to the Agent.

24.4  Disposals

      No member of the Group (subject to Clause 1.4 (Kodak and SMO as Subsidiaries)) shall (individually or together) dispose of all or a substantial part of the Group (as defined below) except for:

      (a) disposals where the net proceeds are applied to prepay the Facilities; or

      (b) (after the first anniversary of the Credit Agreement and provided that the Company's Rating is higher than BBB-) disposals where the net proceeds are invested within 6 months in the acquisition of similar assets or businesses of comparable or better value and revenue generation; or

      (c)    disposals to other wholly owned Subsidiaries of the Company,

      and provided that any such disposals in (a), (b) or (c) above are made on arm's-length terms. For the purposes of this Clause 24.4, a disposal of "a substantial part of the Group" means the disposal of assets, businesses (or lines of businesses) or shares or other investments in Subsidiaries, where the disposed part or parts accounts for at least 10 per cent. of the Group's gross assets or revenues or form a part of the business or businesses acquired under an AA Acquisition Agreement, but in any event this definition does not apply to:

      (i)      disposal of stock in trade in the ordinary course of trading;

      (ii) disposals of short-term investments as part of normal treasury operations; and

      (iii)    disposals of Guaranteed Investments.

24.5  Restriction on Subsidiary borrowings/guarantees

      The Company and each other Obligor shall ensure that no member of the Group (other than the Company) will create, assume, incur or otherwise be liable in respect of, or have outstanding, any Financial Indebtedness other than:

      (a) any Financial Indebtedness falling within paragraph (g) of the definition of "Financial Indebtedness" and entered into to hedge actual or projected exposure arising in the ordinary course of business;

      (b)      Financial Indebtedness owing to a member of the Group;

      (c)      Financial Indebtedness incurred under the Facilities;

      (d)      Financial Indebtedness in respect of Guaranteed Investments; and

      (e) (i) Financial Indebtedness incurred and outstanding under the Kodak Existing Facility and SMO Credit Agreement and, in addition, other Financial Indebtedness not exceeding Euro 300,000,000 in aggregate for all members of the Group (excluding the Company); or

          (ii) Financial Indebtedness not exceeding (Euro)400,000,000 in aggregate for all members of the Group (other than the Company).

24.6  Merger

      Except with the prior written consent of the Majority Lenders, the Company will not (and will procure that no other Obligor or Material Subsidiary shall) enter into any merger or consolidation other than:

      (a) a merger of Kodak with Kodak Bidco following and in connection with an Offer; and

      (b) a solvent merger or consolidation with another member of the Group (in the case of an Obligor which must be the surviving entity) and where the Agent (acting reasonably) is satisfied that such merger or consolidation will not have an adverse impact on any obligation owed by that Obligor to the Finance Parties or upon any rights that a Finance Party may have against that Obligor.

24.7  Change of business

      The Company shall procure that no substantial change is made (whether by acquisition or otherwise) to the general nature of the business of the Group from that carried on at the date of this Agreement provided that the members of the Group shall be able to extend into new markets, services and product areas in related businesses.

24.8  Insurance

      Each Obligor shall, and the Company shall ensure that each other Material Subsidiary (subject to Clause 1.4 (Kodak and SMO as Subsidiaries)) shall, maintain with financially sound and reputable insurers such insurance as may be required by law and such other insurance, to such extent and against such hazards and liabilities as is customarily maintained by companies carrying on a business such as that carried on by it or the relevant Obligor or Material Subsidiary (subject to Clause 1.4 (Kodak and SMO as Subsidiaries)) in the same location as it or the relevant Obligor or Material Subsidiary (subject to Clause 1.4 (Kodak and SMO as Subsidiaries)).

24.9  The Offer

      Each Obligor shall (and the Company shall procure that each Material Subsidiary (subject to Clause 1.4 (Kodak and SMO as Subsidiaries)) will) comply with the rules of the New York Stock Exchange, the Securities and Exchange Commission and all other applicable laws in all respects material in the context of the Offer.

24.10 Pari Passu ranking

      Each Obligor shall ensure that its payment obligations under the Finance Documents rank and will at all times rank at least pari passu with the claims of all its other unsecured and subordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

24.11 Taxes

      Each Obligor shall pay and discharge, and the Company shall cause each Material Subsidiary (subject to Clause 1.4 (Kodak and SMO as Subsidiaries)) to pay and discharge, before the same shall become delinquent, all taxes, assessments and governmental charges or levies imposed upon it or upon its property provided, however, that no Obligor nor any Material Subsidiary (subject to Clause 1.4 (Kodak and SMO as Subsidiaries)) shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

24.12 Transactions with Affiliates and shareholders

      The Company shall, in addition to complying with applicable French law, conduct, and cause each of its Subsidiaries (subject to Clause 1.4 (Kodak and SMO as Subsidiaries)) to conduct, all material transactions otherwise permitted under the Finance Documents with any of their Affiliates (including, for the avoidance of doubt for the purpose of this Clause 24.12, material transactions with any shareholder of the Company who owns 5 per cent. or more of the issued share capital of the Company) on terms that are fair and reasonable and no less favourable to the Company or such Subsidiary (subject to Clause 1.4 (Kodak and SMO as Subsidiaries)) than it would obtain in a comparable arm's-length material transaction with a person not an Affiliate. For the purpose of this Clause 24.12, "material transaction" shall mean any transaction or series of related transactions having a cash or non-cash value of at least Euro 2,000,000 (or its equivalent).

24.13 Regulations T, U and X

      No US Obligor shall (and the Company shall ensure that they do not) use, directly or indirectly, the proceeds of the Facilities in a way which violates any of Regulations T, U or X or any other applicable US federal or state laws and regulations. If requested by the Agent, the Company or the relevant Borrower will furnish to the Agent a statement to the foregoing effect in conformity with the requirements of Form U-1 referred to in Regulation U.

24.14  Market Purchases

       For so long as any amount is outstanding under Facility A or any Facility A Commitment is in force, no more than Euro 400,000,000 in aggregate may be spent by the Company or any of its Subsidiaries on Market Purchases.

24.15  AA Bidcos and Kodak Bidco

       In relation to the AA Bidcos and the Kodak Bidco, the Company shall at all times ensure that such companies are properly capitalised for the purposes of applicable French and United States laws and regulations where the consequences of such non-compliance could, by the Lenders performing their obligations under this Agreement, cause the Lenders (directly or indirectly) to incur additional obligations to those set out in this Agreement or a liability which would not have been incurred by the Lenders had the companies been properly capitalised.

25.   Events of Default

      Each of the events or circumstances set out in Clause 25 (other than Clause 25.16 (Acceleration) and Clause 25.17 (Clean-up Period)) is an Event of Default.

25.1  Non-payment

      An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

      (a) its failure to pay is caused by administrative or technical error and payment is made within 3 Business Days of its due date; or

      (b) in the case of payment of fees pursuant to a Finance Document, payment is made within 5 Business Days of its due date.

25.2  Financial and other covenants

      Any requirement of any of Clauses 23 (Financial Covenants), 24.3 (Negative pledge), 24.5 (Restriction on Subsidiary borrowings/guarantees), 24.6 (Merger), 24.7 (Change in business) and 22.5 (Notification of default) is not satisfied.

25.3  Other obligations

(a) An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 25.1 (Non-payment) and Clause 25.2 (Financial and other covenants)).

(b) No Event of Default under paragraph (a) above in relation to any of Clauses 22.1 (Financial statements), 22.2 (Compliance Certificate), 22.3 (Requirements as to financial statements), 22.4 (Information: miscellaneous), 22.7 (ERISA Events and ERISA reports), 22.8 (Plan termination), 22.9 (Plan annual reports), 22.10 (Multiemployer Plan notices) and 22.11 (Environment) will occur if the failure to comply is capable of remedy and is remedied within 5 Business Days of the Agent giving notice to the Company or the Company becoming aware of the failure to comply.

(c) No Event of Default under paragraph (a) above in relation to any other undertaking, obligation or provision (excluding the Clauses specified in paragraph (a) above) will occur if the failure to comply is capable of remedy and is remedied within 30 days of the Agent giving notice to the Company or the Company becoming aware of the failure to comply.

25.4  Misrepresentation

      Any representation or statement made, repeated, or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document (including the Information Memorandum) is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

25.5  Cross default

(a) Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b) Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c) Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d) Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e) No Event of Default will occur under this Clause 25.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than Euro 30,000,000 (or its equivalent in any other currency or currencies) at any time.

25.6  Insolvency

(a) Any Obligor or any Material Subsidiary is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or threatens to stop payments of its debts generally or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b) A moratorium is declared in respect of any indebtedness of any Obligor or any Material Subsidiary including, without limitation, a moratorium governed by French law no. 84-148 of 1 March 1984.

25.7  Insolvency proceedings

      Any corporate action, legal proceedings or other procedure or step is taken in relation to:

      (a) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, bankruptcy, judicial liquidation (liquidation judiciaire), concordat, administration or judicial reorganisation (redressement judiciaire), amicable settlement (reglement amiable) or other reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or Material Subsidiary other than a solvent liquidation or reorganisation previously approved in writing by the Majority Lenders;

      (b) a composition, assignment or arrangement with any creditor of any Obligor or Material Subsidiary;

      (c) the appointment of a liquidator (liquidateur) (other than in respect of a solvent liquidation previously approved in writing by the Majority Lenders), receiver, administrator, administrative receiver, custodian, compulsory manager, bankruptcy receiver (curateur), conciliator (conciliateur), ad hoc official (mandataire ad hoc), judicial administrator (administrateur judiciaire), liquidation official (mandataire liquidateur) or any other similar officer in respect of any Obligor or Material Subsidiary or any of its assets; or

      (d) enforcement of any Security over any assets of any Obligor or Material Subsidiary unless the liability or potential liability in respect of which such proceedings are brought is less than Euro 15,000,000 (or its equivalent in any other currency), or any analogous procedure or step is taken in any jurisdiction.

25.8  Creditors' process

      Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of an Obligor or Material Subsidiary and is not discharged within 20 days.

25.9  Cessation of business

      Any Obligor or any Material Subsidiary ceases or threatens to cease, to carry on all or a substantial part of its business (other than pursuant to a solvent reorganisation previously approved in writing by the Majority Lenders).

25.10 Unlawfulness

      It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

25.11 Repudiation

      An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

25.12 Company guarantee

      The guarantee of the Company specified in Clause 20 (Guarantee and Indemnity) is demanded by a Finance Party in accordance with, and in the circumstances specified in, Clause 20.1(b) (Guarantees and Indemnity) or cash-cover has not been provided as specified therein.

25.13 Judgments

(a) Any judgment or order for the payment of money shall be rendered against the Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or
      (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

(b) Any non-monetary judgment or order shall be rendered against the Company or any of its Subsidiaries that would reasonably by expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

25.14 ERISA

(a) Any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of any of the US Material Subsidiary and the ERISA Affiliates related to such ERISA Event) exceeds US$30,000,000; or

(b) Any US Material Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the relevant US Material Subsidiary and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds US$30,000,000; or

(c) Any US Material Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganisation or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganisation or termination the aggregate annual contributions of the relevant US Material Subsidiary and the ERISA Affiliates to all Multiemployer Plans that are then in reorganisation or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganisation or termination occurs by an amount exceeding US$30,000,000.

25.15  Material Adverse Change

       Any event or series of events whether related or not occurs which could reasonably be expected materially and adversely to affect the:

       (a) ability of any Obligor to perform any of its payment obligations under the Financing Documents; or

       (b) the business or financial condition of the Company and its Subsidiaries taken as a whole.

25.16  Acceleration

(a) On and at any time after the occurrence of an Event of Default the Agent may, and shall if so directed by the Majority Lenders, by notice to the
       Company:

       (i) cancel the Total Commitments whereupon they shall immediately be cancelled;

       (ii) declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

       (iii) declare that all or part of the Utilisations be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders,

       and, for the avoidance of doubt, Letters of Credit shall be repaid, or repaid on demand (as the case may be), as specified in Clause 6.1 (General).

(b) Notwithstanding the provisions of paragraph (a) above, in the event of an actual or deemed entry of an order for relief with respect to a US Material Subsidiary under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Utilisations shall automatically be terminated and
       (B) the Utilisations, all accrued interest and all such other amounts shall automatically become and be due and payable, without notice, demand or declaration of any kind all of which are hereby expressly waived by the Company and each US Material Subsidiary

25.17  Clean-up Period

       Until the date after the Clean-up Period ends, the Events of Default set out in:

       (a) Clause 25.3 (Other obligations) as it relates to Clauses 24.2 (Compliance with laws), 24.3 (Negative pledge), 24.8 (Insurance) and 24.11 (Taxes); and

       (b) Clause 25.4 (Misrepresentation) as it relates to Clauses 21.6(b) (No Default), 21.10 (No proceedings pending or threatened), 21.12 (Environmental laws) and 21.15 (Tax liabilities),

       shall not apply to or in respect of any event or circumstance with respect to (i) the AA businesses acquired under an AA Acquisition Agreement which exists on the date of the relevant AA Acquisition or (ii) Kodak or any of its Subsidiaries which exists on the date Kodak becomes a Subsidiary of the Company (in accordance with the requirements set out in the definition of Subsidiary) except that, in each case, this Clause 25.17 shall not apply to any event or circumstance which the Company could, in all the circumstances, reasonably be expected to have exercised control to prevent or overcome.

                                   SECTION 9

                              CHANGES TO PARTIES

26.    CHANGES TO THE LENDERS

26.1   Assignments and transfers by the Lenders
       Subject to this Clause 26, a Lender (the "Existing Lender") may:

       (a)  assign any of its rights; or

       (b)  transfer by novation any of its rights and obligations,

       to another bank, financial institution or other person (the "New
       Lender").

26.2   Conditions of assignment or transfer

(a) A partial transfer or assignment by a Lender shall be in a minimum Base Currency Amount of (Euro) 7,500,000 in relation to Facility A and in a minimum Base Currency Amount of US$7,500,000 in relation to Facility B or Facility C unless, in each case:

      (i) such transfer or assignment is to an Affiliate of a Lender or to another existing Lender; or

      (ii)  an Event of Default is continuing.

      For the avoidance of doubt (A) any transfer or assignment of a Facility in excess of (Euro) 7,500,000 or US$7,500,000, as the case may be, or (B) any transfer or assignment of the whole of a Facility whether higher or lower than (Euro) 7,500,000 or US$7,500,000, as the case may be, shall, in each case, be freely transferable or assignable.

(b) The consent of the Issuing Bank shall be required to a transfer or assignment of Facility C to the extent specified in Clause 7.2 (Assignments and transfers).

(c) An assignment will only be effective on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender and the Agent has recorded the transfer to the New Lender in the Register (as defined in paragraph (g) below).

(d) A transfer will only be effective if the procedure set out in Clause 26.5 (Procedure for transfer) is complied with.

(e) Any assignment or transfer by an Existing Lender to a New Lender may be made in respect of one or more of the Facilities.

(f)  If:

     (i) a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

     (ii) as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 15 (Tax gross-up and indemnities) or Clause 16 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(g) Paragraph (f) above and Clause 26.3 (Assignment or transfer fee) shall not apply to any assignment or transfer made as part of the syndication of the Facilities on or prior to the Syndication Date.

(h) The Agent shall maintain a book-entry transfer register (for the purposes of this Clause 26, the "Register") for the purposes of all assignments or transfers made pursuant to this Clause 26 and shall supply to any other Party (at that Party's expense) a copy of this Register upon reasonable written request.

(i) The Agent shall notify the Company promptly and no later than 10 Business Days following:

      (i)   any assignment or transfer under this Clause 26; and

      (ii) the end of each half of its financial years deliver to the Company a list of the Lenders and their level of Commitments in each Facility as at that date.

(j) If any Lender assigns its rights under this Agreement a written instrument by which such rights are assigned must be notified to any Borrower incorporated in France by bailiff ("huissier") in accordance with the provisions of Article 1690 of the French Civil Code at the cost of the Lender concerned.

26.3  Assignment or transfer fee

      The New Lender shall, on the date upon which an assignment or transfer takes effect pay to the Agent (for its own account) a fee of (Euro) 2000.

26.4  Limitation of responsibility of Existing Lenders

(a) Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

      (i) the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

      (ii)  the financial condition of any Obligor;

      (iii) the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

      (iv) the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

(b) Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

      (i) has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

      (ii) will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)   Nothing in any Finance Document obliges an Existing Lender to:

      (i) accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 26; or

      (ii) support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

26.5  Procedure for transfer

(a) Subject to the conditions set out in Clause 26.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender and the Agent has recorded the transfer to the New Lender in the Register. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement delivered in accordance with the terms of this Agreement, execute that Transfer Certificate on behalf of the other Finance Parties and the Obligors as well as itself. Each Finance Party and each Obligor irrevocably authorises the Agent to sign such a Transfer Certificate on its behalf.

(b)   On the Transfer Date:

      (i) to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (being the "Discharged Rights and Obligations");

      (ii) each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

      (iii) the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

      (iv)  the New Lender shall become a Party as a "Lender".

(c) For the avoidance of doubt, the Parties agree that any novation effected in accordance with this Clause shall constitute a novation (novation) within the meaning of Article 1271 et seq. of the French Civil Code, provided that notwithstanding any such novation, all the rights of the Finance Parties against any Guarantor shall be maintained.

26.6  Syndication Agreements

      A Lender may transfer any of its rights and obligations under this Agreement pursuant to a Syndication Agreement and the Obligors agree that they shall at the request of the Agent execute a Syndication Agreement.

26.7  Disclosure of information and confidentiality

(a) Each Finance Party on it becoming a Party to this Agreement confirms to the Company that it shall keep confidential and not disclose any information (other than such information which is already in the public domain) which it has received in connection with the Facilities or transactions contemplated under this Agreement ("Confidential Information") except with the prior written consent of the Company and except that a Finance Party may disclose the provisions of (or a copy of) this Agreement or Confidential Information as follows:

      (i) to such of its officers, directors, employees and professional advisers (on a "need to know" and confidential basis for the purposes of the Facilities but without prejudicing its ordinary internal operations);

      (ii) in the case of the Agent or Issuing Bank, to the extent it is required or obliged to pass on information in accordance with its obligations under the Finance Documents;

      (iii) to anyone else to the extent required by law or regulation; or

      (iv) to the extent necessary, to any applicable governmental or other regulatory authority,

      provided that in the case of (iii) and (iv) above, the relevant Lender shall, to the extent permitted by law, give the Company reasonable prior notice of any intended disclosure to the extent practicable to give prior notice (or, if not practicable, promptly after the disclosure) and, if the Company requests, take into account its comments. This Clause shall continue to apply to a Finance Party for the period of 3 years after it ceases to be a Finance Party under this Agreement.

(b) Notwithstanding the provisions of paragraph (a) above, a Lender may disclose to any of its Affiliates and any other person:

      (i) to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

      (ii) with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

      (iii) to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

      any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate for the purposes of the Facilities if, in relation to paragraphs (i) and (ii) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

(c) The terms and conditions of the Finance Documents are not to be disclosed by the Company to any person who is not a Finance Party, except with the prior written consent of the Arranger and except that the Company may disclose the terms and conditions or a copy of any of them:

      (i) to its advisers (on a "need to know" and confidential basis) for the purpose of the AA Acquisitions or Kodak Acquisition;

      (ii) to the Special Committee and their advisers (on a "need to know" and confidential basis);

      (iii) to anyone else to the extent required by law, regulation or any applicable stock exchange; or

      (iv) to the extent necessary, to any applicable governmental or other regulatory authority,

      provided that (except for disclosure to those advisers referred to above) the Company shall, to the extent permitted by law, give the Arranger reasonable prior notice of any intended disclosure to the extent practicable to give prior notice (or, if not practicable, promptly after the disclosure) and, if the Arranger requests, take into account its comments.

27.   CHANGES TO THE OBLIGORS

27.1  Assignments and transfer by Obligors

      No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

27.2  Additional Borrowers

(a) The Company may request that any of its wholly owned Subsidiaries and/or, once the same have become a Subsidiary (in accordance with the requirements set out in the definition thereof) of the Company, Kodak and SMO becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

      (i)   (A)  it is Kodak or SMO; or

            (B) it is an AA Bidco or Kodak Bidco incorporated in France or the United States provided that there are no more than 4 AA Bidco's and 1 Kodak Bidco, in aggregate, in existence; or

            (C) all the Lenders otherwise approve the addition of that Subsidiary as a Borrower and the Facilities in respect of which it is to be a Borrower;

      (ii) the Company delivers to the Agent a duly completed and executed Accession Letter;

      (iii) the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

      (iv) the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b) The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

27.3  Additional Guarantors

(a) Each Subsidiary (other than Kodak and SMO) which becomes an Additional Borrower shall at the same time become an Additional Guarantor.

(b) SMO shall become an Additional Guarantor and the SMO Guarantee shall be given, notwithstanding that SMO may not be an Additional Borrower, if:

      (i)  the Company wishes to exercise the extension option set out in Clause
           5.5 (Extension of Facility A1 and Facility A2) in respect of Facility A1 and/or Facility A2 in an amount, in aggregate, in excess of
           (Euro) 250,000,000; and

      (ii) the Kodak Existing Facility and/or SMO Credit Agreement remain outstanding in whole or in part and, if in part, to the extent that more than (Euro) 400,000,000 (or its equivalent) in aggregate of Financial Indebtedness has been incurred and is outstanding by members of the Group (other than the Company).

(c) The Company may request that any other of its wholly owned Subsidiaries become an Additional Guarantor.

(d) Each Subsidiary (including, for the avoidance of doubt, SMO) shall become an Additional Guarantor when:

      (i) the Company delivers to the Agent a duly completed and executed Accession Letter; and

      (ii) the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(e) The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

27.4  Repetition of Representations

      Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

                                  SECTION 10

                              THE FINANCE PARTIES

28.   ROLE OF THE AGENT AND THE ARRANGER

28.1  Appointment of the Agent

(a) Each of the Arranger and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b) Each of the Arranger and the Lenders authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

28.2  Duties of the Agent

(a) The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b) If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Lenders.

(c) The Agent shall promptly notify the Lenders of any Default arising under Clause 25.1 (Non-payment).

(d) The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

28.3  Role of the Arranger

      Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

28.4  No fiduciary duties

(a) Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b) Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

28.5  Business with the Group

      The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

28.6  Rights and discretions of the Agent

(a)   The Agent may rely on:

      (i) any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

      (ii) any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b) The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

      (i) no Default has occurred (unless it has actual knowledge of a Default arising under Clause 25.1 (Non-payment));

      (ii) any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

      (iii) any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c) The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d) The Agent may act in relation to the Finance Documents through its personnel and agents.

28.7  Majority Lenders' instructions

(a) Unless a contrary indication appears in a Finance Document, the Agent shall (a) act in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from acting or exercising any right, power, authority or discretion vested in it as Agent) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Majority Lenders.

(b) Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Lenders and the Arranger.

(c) The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d) In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e) The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

28.8  Responsibility for documentation

      Neither the Agent nor the Arranger:

      (a) is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum; or

      (b) is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

28.9   Exclusion of liability

(a) Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b) No Party may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c) The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

28.10  Lenders' indemnity to the Agent

(a) Each Lender shall (in proportion to its share of the Total Commitments (subject to paragraph (b) below) or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b) For the purposes of calculating the Total Commitments for paragraph (a) above, each Facility B Commitment and Facility C Commitment of a Lender shall be taken into account in euro at the Agent's Spot Rate of Exchange for the purchase of US Dollars with euro on the date (as determined by the Agent) such determination is required to be made.

28.11  Resignation of the Agent

(a) The Agent may resign and appoint one of its Affiliates acting through an office in Paris or the United Kingdom as successor by giving notice to the Lenders and the Company.

(b) Alternatively the Agent may resign by giving notice to the Lenders and the Company, in which case the Majority Lenders (after close consultation with the Company) may appoint a successor Agent.

(c) If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after close consultation with the Company) may appoint a successor Agent (acting through an office in Paris or the United Kingdom).

(d) The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e) The Agent's resignation notice shall only take effect upon the appointment of a successor.

(f) Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 28. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g) After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph
       (b) above.

(h) The Company may request that the Agent should resign and put such resignation to a vote of the Lenders. The Lenders shall consider the grounds of the Company's request and any submissions of the Agent and, within 10 Business Days of receiving notice of such request from the Company through the Agent, the Lenders shall (acting reasonably) vote on whether the Agent should resign or not. If the Majority Lenders vote to remove the Agent, the Agent shall resign in accordance with paragraph (b) above.

28.12  Confidentiality

(a) In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b) If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c) Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger are obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

28.13  Relationship with the Lenders

(a) The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b) Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with
       Schedule 4 (Mandatory Cost formulae).

28.14  Credit appraisal by the Lenders

       Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

       (a) the financial condition, status and nature of each member of the Group;

       (b) the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

       (c) whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

       (d) the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

28.15  Lenders' tax status confirmation

(a) Subject to paragraph (b) below, each Lender confirms in favour of the Agents on the date of this Agreement or, in the case of a Lender which becomes a Party pursuant to a transfer or assignment, on the date on which the relevant transfer or assignment becomes effective that either:

       (a) it is not resident for tax purposes in the United Kingdom and is beneficially entitled to its share of the Loan and associated interest; or

       (b) it is a bank as defined for the purposes of section 349 of the Taxes Act and is beneficially entitled to its share of the Loan and associated interest,

       and each Lender shall promptly notify the Agent if there is any change in its position from that set out above.

(b) Paragraph (a) above shall only apply if the Agent is acting out of an office in the United Kingdom.

28.16  Reference Banks

       If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

29.    Conduct of business by the Finance Parties

       No provision of this Agreement will:

       (a) interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

       (b) oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

       (c) oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

30.    Sharing among the Lenders

30.1   Payments to Lenders

       If a Lender (a "Recovering Lender") receives or recovers any amount from an Obligor other than in accordance with Clause 31 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

       (a) the Recovering Lender shall, within three Business Days, notify details of the receipt or recovery to the Agent;

       (b) the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Lender would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 31 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

       (c) the Recovering Lender shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Lender as its share of any payment to be made, in accordance with Clause 31.5 (Partial payments).

30.2   Redistribution of payments

       The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Lender) in accordance with Clause 31.5 (Partial payments).

30.3   Recovering Lender's rights

(a) On a distribution by the Agent under Clause 30.2 (Redistribution of payments), the Recovering Lender will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b) If and to the extent that the Recovering Lender is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Lender for a debt equal to the Sharing Payment which is immediately due and payable.

30.4  Reversal of redistribution

      If any part of the Sharing Payment received or recovered by a Recovering Lender becomes repayable and is repaid by that Recovering Lender, then:

       (a) each Lender which has received a share of the relevant Sharing Payment pursuant to Clause 30.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Lender an amount equal to its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Lender for its proportion of any interest on the Sharing Payment which that Recovering Lender is required to pay); and

       (b) that Recovering Lender's rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Lender for the amount so reimbursed.

30.5   Exceptions

(a) This Clause 30 shall not apply to the extent that the Recovering Lender would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b) A Recovering Lender is not obliged to share with any other Lender any amount which the Recovering Lender has received or recovered as a result of taking legal or arbitration proceedings, if:

       (i) it notified the other Lenders of the legal or arbitration proceedings; and

       (ii) the other Lender had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice or did not take separate legal or arbitration proceedings.

                                   SECTION 11

                                 ADMINISTRATION

31.   Payment mechanics

31.1  Payments to the Agent

(a) On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b) Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

31.2  Distributions by the Agent

      Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to an Obligor) and Clause 31.4 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

31.3  Distributions to an Obligor

      The Agent may (with the consent of the Obligor or in accordance with Clause 32 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.4  Clawback

(a) Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b) If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

31.5  Partial payments

(a) If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

      (i) first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent or the Arranger under the Finance Documents;

      (ii) secondly, in or towards payment pro rata of any accrued interest or commission due but unpaid under this Agreement;

      (iii) thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

      (iv) fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b) The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c) Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

31.6  No set-off by Obligors

      All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

31.7  Business Days

(a) Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b) During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

31.8  Currency of account

(a) Subject to paragraphs (b) to (e) below, the Base Currency relative to a Facility is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b) A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c) Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d) Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e) Any amount expressed to be payable in a currency other than the Base Currency of a Facility shall be paid in that other currency.

31.9  Change of currency

(a) Subject to Clause 4.3(b) (Conditions relating to Optional Currencies), unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

      (i) any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

      (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b) If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

32.   Set-off

      A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

33.   Notices

33.1  Communications in writing

      Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

33.2  Addresses

      The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

      (a)  in the case of the Company, that identified with its name below;

      (b) in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

      (c)  in the case of the Agent, that identified with its name below,

      or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

33.3  Delivery

(a) Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

      (i)   if by way of fax, when received in legible form; or

      (ii) if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

(b) Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)   All notices from or to an Obligor shall be sent through the Agent.

(d) Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

33.4  Notification of address and fax number

      Promptly upon receipt of notification of an address and fax number or change of address and fax number pursuant to Clause 33.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

33.5  Electronic communication

(a) Any communication to be made between the Parties under or in connection with the Finance Documents (other than (aa) in the case of the Company, delivery of any Utilisation Request, Selection Notice, any request to extend the Termination Date relating to Facility A1 or Facility A2 under Clause 5.5 (Extension of Facility A1 and Facility A2), a certificate in accordance with Clause 22.2 (Compliance Certificates) or any request for an amendment to or waiver of this Agreement, (bb) in the case of any other Borrower, delivery of any Utilisation Request or (cc) in the case of any other Obligor, delivery of any request for an amendment to or waiver of this Agreement) may be made by electronic mail or other electronic means and the Parties shall notify each other (in particular, the Agent) in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means.

(b) Each Party shall promptly notify each other Party (in particular, the Agent) of any change to their electronic mail address or any other such information supplied by them.

(c)   Any electronic communication made:

      (i) by the Agent or Issuing Bank, as the case may be, to another Party will be effective only when actually received by the relevant recipient; and

      (ii) by a Lender or an Obligor to the Agent or Issuing Bank, as the case may be, will be effective only when actually received by the Agent or Issuing Bank, as the case may be, and then only if it is addressed in such a manner as the Agent or Issuing Bank, as the case may be, shall specify to that Lender or, as the case may be, that Obligor for this purpose.

(d) Each Party shall notify any affected parties promptly upon becoming aware that its electronic mail system or other electronic means of communication cannot be used due to technical failure (and that failure is continuing for more than 7 hours). Until that Party has notified the other affected parties that the failure has been remedied, all notices between those parties shall be sent by fax or letter in accordance with this Clause 33 (Notices).

(e) In the case of the notification of rates of interest by the Agent pursuant to Clause 11.5 (Notification of rates of interest) and in the case of the delivery of any document by the Agent pursuant to paragraph (a) of Clause
      28.2 (Duties of the Agent), the Agent may refer a Lender or an Obligor (by fax, letter or e-mail) to a web site and to the location of the relevant information on such web site in discharge of such notification or delivery obligation.

33.6  English language

(a) Any notice given under or in connection with any Finance Document must be in English.

(b) All other documents provided under or in connection with any Finance Document must be:

      (i)   in French or English; or

      (ii) if not in French or English, and if so required by the Agent (acting reasonably), accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34.   CALCULATIONS AND CERTIFICATES

34.1  Accounts

      In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2  Certificates and Determinations

      Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

34.3  Day count convention

      Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

35.   PARTIAL INVALIDITY

      If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36.   REMEDIES AND WAIVERS

      No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

37.  AMENDMENTS AND WAIVERS

37.1 Required consents

(a) Subject to Clause 37.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b) The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

(c) The Company may effect, on behalf of any Obligor, any amendment or waiver permitted by this Clause.

37.2 Exceptions

(a)  An amendment or waiver that has the effect of changing or which relates to:

     (i)    the definition of "Majority Lenders" in Clause 1.1 (Definitions);

     (ii)   except pursuant to Clause 5.5 (Extension of Facility A1 and Facility
            A2), an extension to the date of payment of any amount under the Finance Documents;

     (iii) a reduction in the Margin or the amount of any payment of principal, interest, fees or commission payable;

     (iv)   an increase in Commitment;

     (v) a change to the Borrowers or Guarantors other than in accordance with Clause 27 (Changes to the Obligors);

     (vi) any provision which expressly requires the consent of all the Lenders;

     (vii) Clause 2.2 (Lenders' rights and obligations), Clause 26 (Changes to the Lenders), Clause 30 (Sharing among the Lenders) or this Clause 37;

     (viii) any extension of an Availability Period; or

     (ix) the guarantee or indemnity of any Obligor, shall not be made without the prior consent of all the Lenders.

(b) An amendment or waiver which relates to the rights or obligations of the Agent, the Issuing Bank or the Arranger may not be effected without the consent of the Agent, the Issuing Bank or the Arranger respectively.

38.  COUNTERPARTS

     Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

                                  SECTION 12

                         GOVERNING LAW AND ENFORCEMENT

39.  GOVERNING LAW

     This Agreement is governed by English law.

40.  ENFORCEMENT

40.1 Jurisdiction of English courts

(a) The courts of England have jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a "Dispute").

(b) The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c) This Clause 40.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

40.2 Service of process

     Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

     (a) irrevocably appoints Sodexho Holdings Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

     (b) agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

                                  SCHEDULE 1

                             The Original Lenders

 Name of Original               Facility A1             Facility A2              Facility B              Facility C
     Lender                     Commitment              Commitment               Commitment              Commitment
Citibank International     (Euro)223,333,333.34      (Euro)  350,000,000       US$310,000,000         US$ 50,000,000
plc
(for Utilisations other
than to a US Person)

Citicorp USA, Inc.
(for Utilisations to a
US Person)

Goldman Sachs              (Euro)223,333,333.33      (Euro)  350,000,000       US$310,000,000         US$ 50,000,000
International Bank

Societe Generale           (Euro)223,333,333.33      (Euro)  350,000,000       US$310,000,000         US$ 50,000,000
                           --------------------      -------------------       --------------         --------------
                           (Euro)   670,000,000      (Euro)1,050,000,000       US$930,000,000         US$150,000,000

                                  SCHEDULE 2

                             Conditions precedent

                                   PART I A

                  Conditions Precedent to Initial Utilisation

1.   The Company

(a)  A copy of the constitutional documents of the Company.

(b)  A copy of a resolution of the board of directors of the Company:

     (i) approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party demonstrating that the provisions of Art. L225-35 et seq. of the French Commercial Code have been respected;

     (ii) authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

     (iii) authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c) A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d) A certificate of an authorised signatory of the Company dated no earlier than the date of this Agreement certifying that each copy document relating to it specified in this Part IA of Schedule 2 is correct, complete and in full force and effect.

2.   Legal opinions

(a) A legal opinion of Linklaters, London, legal advisers to the Arranger and the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b) A legal opinion of Linklaters, Paris, legal advisers to the Arranger and the Agent in France, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c) A legal opinion of Clifford Chance, legal advisers to the Company as to French law, substantially in the form distributed to the Original Lenders prior to signing this Agreement

3.   Other documents and evidence

(a) Evidence that any process agent referred to in Clause 40.2 (Service of process) has accepted its appointment.

(b) Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 14 (Fees) and Clause 19 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

                                    PART IB

              Conditions Precedent to Utilisation of Facility A1

(a) (i) A copy of each AA Acquisition Agreement relevant to the AA Acquisition to be made with the proceeds of Utilisation under Facility A1; and

     (ii) written confirmation that all conditions set out in such AA Acquisition Agreement have been satisfied by the Company and/or waived by the relevant member of the AA Group in full.

(b) A certificate of the Company (signed by a director) confirming that the relevant time limit for the European Commission to consider the proposed acquisition under the appropriate AA Acquisition Agreement has expired without a decision having been issued.

(c) Evidence that all applicable waiting periods (including extensions thereof) under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations made under the Act have expired, lapsed or been terminated in respect of the relevant proposed acquisition under the AA Acquisition Agreements.

                                    PART IC

              Conditions Precedent to Utilisation of Facility A2

(a) A copy of any Tender Offer Statement, any other document filed with the Securities and Exchange Commission in connection with the Offer and any draft or definitive merger agreement related to the Offer (in the case of the latter, to the extent available at the time of such Utilisation).

(b) Evidence that all applicable waiting periods (including extensions thereof) under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations made under the Act have expired, lapsed or been terminated in respect of the Kodak Acquisition.

(c) Following the issue of a formal press release of the Special Committee giving a Negative Committee Announcement and prior to the Company launching a Non-Recommended Offer, a notice from the Company informing the Arranger as to the reason (to the best of its knowledge and belief) for the Negative Committee Announcement.

(d) A copy of an opinion of Davis Polk & Wardwell relating to compliance with United States securities laws addressed to the Company and substantially in the form distributed to the Original Lenders prior to the date of this Agreement.

(e) A legal opinion of Clifford Chance confirming that the use, structuring and terms of the Finance Documents will not, amongst other things, cause a breach of Regulation U.

(f) A legal opinion of Davis Polk & Wardwell substanitally in the form distributed to the Original Lenders prior to the date of this Agreement.

                                    PART II

    Conditions precedent required to be delivered by an Additional Obligor

1. An Accession Letter, duly executed by the Additional Obligor and the Company.

2.   A copy of the constitutional documents of the Additional Obligor.

3.   A copy of a resolution of the board of directors of the Additional Obligor:

     (a) approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter and, in the case of a French Obligor, demonstrating that the provisions of Art L225-35 at seq. of the French Commercial Code have been respected;

     (b) authorising a specified person or persons to execute the Accession Letter on its behalf; and

     (c) authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents.

4. A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5. A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

6. A legal opinion of Linklaters, London, legal advisers to the Arranger and the Agent in England.

7. A legal opinion of Linklaters, Paris, or as the case may be, Linklaters, New York, legal advisers to the Arranger and the Agent in Paris and New York and Delaware respectively.

8. A legal opinion of Clifford Chance, Paris, or as the case may be, Davis Polk & Wardwell, legal advisers to the Company as to (i) French law and
     (ii) United States and federal law and Delaware law respectively.

9. In relation to the accession of the AA Bidco which is a US company, a legal opinion of Clifford Chance, legal advisers to the Company as to the AA Acquisition, that such AA Bidco is not required to register as an "investment company" as such term is defined in the US Investment Companies Act of 1940, as amended.

10. If the Additional Obligor is incorporated in a jurisdiction other than Paris or New York and/or Delaware, a legal opinion of the legal advisers to
     (a) the Arranger and the Agent and/or (b) the Company (having regard to market practice on such matters in the relevant jurisdiction) in the jurisdiction in which the Additional Obligor is incorporated.

11. If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause
     40.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

                                  SCHEDULE 3

                                   Requests

                                    PART I

                              Utilisation Request

From:     [Borrower]

To:       [Agent]

Dated:

Dear Sirs

Sodexho Alliance, S.A. - (Euro) 1,720,000,000 and US$1,080,000,000 Facility
            Agreement dated [________] April 2001 (the "Facility Agreement")

1.   We wish to borrow a Loan on the following terms:

     Proposed Utilisation Date:  [___________________] (or, if that is not a
                                 Business Day, the next Business Day)

     Facility to be utilised:    [Facility A1]/[Facility A2]/[Facility
                                 B]/[Facility C]*

     Currency of Loan:           [___________________]

     Amount:                     [___________________] or, if less, the
                                 Available Facility

     Interest Period:            [___________________]

2. We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

3.   The proceeds of this Loan should be credited to [account].

4.   This Utilisation Request is irrevocable.

                               Yours faithfully



                    _______________________________________

                           authorised signatory for
                          [name of relevant Borrower]


________________________________________________________________________________

* Delete as appropriate.

                                    PART II

                               Selection Notice

              Applicable to a Facility A Loan or Facility B Loan

From:     [Borrower]

To:       [Agent]

Dated:

Dear Sirs

Sodexho Alliance, S.A. - (Euro) 1,720,000,000 and US$1,080,000,000 Facility
            Agreement dated [________] April 2001 (the "Facility Agreement")

1. We refer to the following [Facility A1 Loan[s]/Facility A2 Loan[s]/Facility B Loan[s]] in [identify currency] with an Interest Period ending on [___________________].*

2. [We request that the above [Facility A Loan[s]/Facility B Loan[s]] be divided into [___________________] [Facility A1 Loans/Facility A2 Loan[s]/Facility B Loan[s]] with the following Interest Periods:]**

     or

     [We request that the next Interest Period for the above [Facility A Loan[s]/Facility A2 Loan[s]/Facility B Loan[s]] is
     [___________________]].***

3.   This Selection Notice is irrevocable.

                               Yours faithfully


                    _______________________________________

                           authorised signatory for
                          [the Company on behalf of]
                          [name of relevant Borrower]


________________________________________________________________________________

* Insert details of all Facility A Loans in the same currency which have an Interest Period ending on the same date.

**  Use this option if division of Loans is requested.

*** Use this option if sub-division is not required.

                                   PART III

                               Letters of Credit

From:     [Borrower]

To:       [Agent]

Dated:

Dear Sirs

 Sodexho Alliance, S.A. - (Euro) 1,720,000,000 and US$1,080,000,000 Facility
             Agreement dated [________] April 2001 (the "Facility Agreement")

1. We wish to arrange for a Letter of Credit to be issued by the Issuing Bank on the following terms:

        Proposed Utilisation Date:             [_____________](or, if that is
                                               not a Business Day, the next
                                               Business Day)

        Facility to be utilised:               Facility C

        Currency of Letter of Credit:          [_____________]

        Amount:                                [_____________] or, if less, the
                                               Available Facility

        Term:                                  [_____________]

2. We confirm that each condition specified in Clause 6.6(b) (Issue of Letters of Credit) is satisfied on the date of this Utilisation Request.

3.   We attach a copy of the proposed Letter of Credit.

4.   This Utilisation Request is irrevocable.

                               Yours faithfully



                    ______________________________________

                           authorised signatory for

                          [name of relevant Borrower]

                                  SCHEDULE 4

                            Mandatory Cost formulae


1. The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2. On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant
     Loan) and will be expressed as a percentage rate per annum.

3. The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent as the cost of complying with the minimum reserve requirements of the European Central Bank.

4. The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

     (a)  in relation to a Sterling Loan:

                        AB + C(B-D) + E x 0.01
                       ------------------------ per cent. per annum
                             100 - (A+C)

     (b)  in relation to a Loan in any currency other than Sterling:

                              E x 0.01
                             ---------- per cent. per annum.
                                300

     Where:

     A is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

     B is the percentage rate of interest (excluding the Margin and the Mandatory Cost) payable for the relevant Interest Period on the Loan.

     C is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

     D is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

     E is the rate of charge payable by that Lender to the Financial Services Authority pursuant to the Fees Regulations (but, for this purpose, ignoring any minimum fee required pursuant to the Fees Regulations) and expressed in pounds per (Pounds)1,000,000 of the Fee Base of that Lender.

5.   For the purposes of this Schedule:

     (a) "Eligible Liabilities" and "Special Deposits" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

     (b) "Fees Regulations" means the Banking Supervision (Fees) Regulations 2000 or such other law or regulation as may be in force from time to time in respect of the payment of fees for banking supervision; and

     (c) "Fee Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Regulations.

6. In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7. Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

     (a) its jurisdiction of incorporation and the jurisdiction of its Facility Office; and

     (b) any other information that the Agent may reasonably require for such purpose.

     Each Lender shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.

8. The percentages or rates of charge of each Lender for the purpose of A, C and E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraph 7 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender's obligations in relation to cash ratio deposits, Special Deposits and the Fees Regulations are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

9. The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3 and 7 above is true and correct in all respects.

10. The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3 and 7 above.

11. Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

12. The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central

     Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

                                  SCHEDULE 5

                         Form of Transfer Certificate


To:    [___________________] as Agent

From:  [The Existing Lender] (the "Existing Lender") and [The New Lender] (the
        "New Lender")

Dated:

  Sodexho Alliance, S.A. - (Euro) 1,720,000,000 and US$1,080,000,000 Facility
       Agreement dated [________] April 2001 (the "Facility Agreement")

1.   We refer to Clause 26.5 (Procedure for transfer):

     (a) The Existing Lender and the New Lender agree to the Existing Lender and the New Lender transferring by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with Clause 26.5 (Procedure for transfer).

     (b)  The proposed Transfer Date is [___________________].

     (c) The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

2. The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 26.4 (Limitation of responsibility of Existing Lenders).

3.   This Transfer Certificate is governed by English law.


                                 THE SCHEDULE

              Commitment/rights and obligations to be transferred

                           [insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments.]


[Existing Lender]                                   [New Lender]

By:                                                 By:


This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as

[___________________].

[Agent]

By:

                                  SCHEDULE 6

                           Form of Accession Letter


To:    [___________________] as Agent

From:  [Subsidiary] and Sodexho Alliance, S.A.

Dated:

Dear Sirs

  Sodexho Alliance, S.A. - (Euro)1,720,000,000 and US$1,080,000,000 Facility
       Agreement dated [________] April 2001 (the "Facility Agreement")

1. [Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Facility Agreement as an Additional [Borrower]/[Guarantor] pursuant to [Clause 27.2 (Additional
     Borrowers)]/[Clause 27.4 (Additional Guarantors)] of the Facility Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

2.   [Subsidiary's] administrative details are as follows:

     Address:

     Fax No:

     Attention:

3.   This letter is governed by English law.


     Yours faithfully



     ............................                  ..........................

     Authorised signatory for                      Authorised signatory for
     Sodexho Alliance, S.A.                        [Subsidiary]

                                  SCHEDULE 7

                        Form of Compliance Certificate

To:    [___________________] as Agent

From:  Sodexho Alliance, S.A.

Dated:

Dear Sirs

    Sodexho Alliance, S.A. - [Euro]1,720,000,000 and US$1,080,000,000 Facility
       Agreement dated [________] April 2001 (the "Facility Agreement")

1.  We refer to the Facility Agreement.  This is a Compliance Certificate.

2.  We confirm that:

    (a) as at [___________________], the Net Consolidated Financial Indebtedness for the Relevant Period ended on [___________________] was
         (Euro)[___________________];

    (b)  the ratio of Net Consolidated Financial Indebtedness on
         [___________________] to EBITDA for the Relevant Period ending on such date was [_]:1; and

    (c) the ratio of EBIT to Net Consolidated Interest Expense for the Relevant Period ending on [___________________] was [_]:1.

    Computations of the above are attached.

3.  [We confirm that no Default is continuing.]*




Signed: ...................

        [Chief Financial Officer]
        (other appropriate officer)

        of

        Sodexho Alliance, S.A.


________________________________________________________________________________

* If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

                                  SCHEDULE 8


                    LMA Form of Confidentiality Undertaking


                      LMA CONFIDENTIALITY LETTER (SELLER)

                 [Letterhead of Seller/Seller's agent/broker]

To:

=============================================

                                                [insert name of Potential
                                                Purchaser/Purchaser's
                                                agent/broker



=============================================


Re: The Agreement

=============================================

Borrower:

Date:

Amount:

Agent:
=============================================


Dear Sirs

We understand that you are considering [acquiring]/1//[arranging the acquisition of]/2/ an interest in the Agreement (the "Acquisition"). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.  Confidentiality Undertaking

    You undertake (a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information,
    (b) to use the Confidential Information only for the Permitted Purpose, (c) to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2[(c)/(d)]/3/ below) acknowledges and complies with the provisions of this letter as if that person were also a party to it, and (d) not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Acquisition.

2.  Permitted Disclosure

    We agree that you may disclose Confidential Information:

    (a) to members of the Purchaser Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Purchaser Group;

    [(b) subject to the requirements of the Agreement, in accordance with the Permitted Purpose so long as any prospective purchaser has delivered a letter to you in equivalent form to this letter;]

    [(b/c)]/3/ subject to the requirements of the Agreement, to any person to
               (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which you may acquire under the Agreement or with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Agreement or the Borrower or any member of the Group so long as that person has delivered a letter to you in equivalent form to this letter; and

    [(c/d)]/3/ (i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group.

3.  Notification of Required or Unauthorised Disclosure

    You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2[(c)/(d)]/3/ or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.  Return of Copies

    If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2[(c)/(d)]/3/ above.

5.  Continuing Obligations

    The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in the Agreement or
    (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.  No Representation; Consequences of Breach, etc

    You acknowledge and agree that:

    (a) neither we, [nor our principal] nor any member of the Group nor any of our or their respective officers, employees or advisers (each a "Relevant Person") (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

    (b) we [or our principal]/4/ or members of the Group may be irreparably harmed by the breach of the terms hereof and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.  No Waiver; Amendments, etc

    This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges hereunder. The terms of this letter and your obligations hereunder may only be amended or modified by written agreement between us.

8.  Inside Information

    You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.  Nature of Undertakings

    The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of [our principal,]/4/ the Borrower and each other member of the Group.

10. Third Party Rights

    (a) Subject to paragraph 6 and to paragraph 9 the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

    (b) Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person to rescind or vary this letter at any time.

11. Governing Law and Jurisdiction

    This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

12. Definitions

    In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

    "Confidential Information" means any information relating to the Borrower, the Group, the Agreement and/or the Acquisition provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you thereafter, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

    "Group" means the Borrower and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

    "Permitted Purpose" means [subject to the terms of this letter, passing on information to a prospective purchaser for the purpose of] /2/ considering and evaluating whether to enter into the Acquisition; and

    "Purchaser Group" means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985).

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

 ...................................

For and on behalf of

[Seller/Seller's agent/broker]

To: [Seller]
    [Seller's agent/broker]
    The Borrower and each other member of the Group



We acknowledge and agree to the above:

 ...................................

For and on behalf of

[Potential Purchaser/Purchaser's agent/broker]


--------------------------------------------------------------------------------
/1/   delete if addressee is acting as broker or agent.
/2/   delete if addressee is acting as principal.
/3/   delete as applicable.
/4/ delete if letter is sent out by the Seller rather than the Seller's broker or agent.

                                  SCHEDULE 9

                                  Timetables

                                    PART I

                                    Loans

"D" refers to the number of Business Days before the relevant Utilisation Date/the first day of the relevant Interest Period. For the avoidance of doubt, the reference to a time below is to London time unless otherwise stated.

                                                        Loans in euro         Loans in Sterling        Loans in other
                                                                                                       currencies
Delivery of a duly completed Utilisation Request             D-3                     D-1                     D-3
(Clause 5.1 (Delivery of a Utilisation Request))          11:00 a.m.              11:00 a.m.             11:00 a.m.
or a Selection Notice (Clause 12.1 (Selection of
Interest Periods))

Agent determines (in relation to a Utilisation)              D-3                     D-1                     D-3
the Base Currency Amount of the Loan, if                  12:00 p.m.              12:00 p.m.             12:00 p.m.
required under Clause 5.4 (Lenders'
participation)

Agent notifies the Lenders of the Loan  in                   D-3                     D-1                     D-3
accordance with Clause 5.4 (Lenders'                      2:00 p.m.               2:00 p.m.               2:00 p.m.
participation)

Agent receives a notification from a Lender under            D-2                      D                      D-2
Clause 8.2 (Unavailability of a currency)                 9:30 a.m.               9:30 a.m.               9:30 a.m.

Agent gives notice in accordance with Clause 8.2             D-2                      D                      D-2
(Unavailability of a currency)                            10:30 a.m.              10:30 a.m.             10:30 a.m.

Agent determines amount of the Loan in Optional              D-3                     D-1                     D-3
Currency in accordance with Clause 8.3 (Exchange          12:00 p.m.              12:00 p.m.             12:00 p.m.
rate movements)

LIBOR or EURIBOR is fixed                               Quotation Day            Quotation Day           Quotation Day
                                                        as of 11:00 a.m.         as of 11:00 a.m.        as of 11:00 a.m.
                                                        (Paris time)             (London time)           (London time)

                                    PART II

                               Letters of Credit

"D" refers to the number of Business Days before the relevant Utilisation Date/the first day of the Relevant Term. For the avoidance of doubt, the reference to a time below is to London time.


                                                                  L/Cs                         L/Cs
                                                              in US Dollars             in Canadian Dollars
Delivery of a duly completed Utilisation Request                   D-4                          D-4
(Clause 6.3 (Delivery of a Utilisation Request for              11:00 a.m.                   11:00 a.m.
Letters of Credit)

Agent determines (in relation to a Utilisation) the                D-3                          D-3
Base Currency Amount of the Letter of Credit, if                12:00 p.m.                   12:00 p.m.
required under Clause 6.6 (Issue of Letters of
Credit)

Agent notifies the Issuing Bank and the Lenders of                 D-3                          D-3
the Letter of Credit in accordance with 6.6 (Issue              2:00 p.m.                    2:00 p.m.
of Letters of Credit)

                                  SCHEDULE 10

                        Acquisition Financing Indemnity

In the event that any of the Finance Parties or any of their respective affiliates or any of their respective partners, directors, agents, advisers or employees (each a "Relevant Person") becomes involved in any capacity in any action, proceeding, or investigation brought by or against any person, including shareholders of Kodak, AA or the Company arising out of, in connection with or as a result of either the Finance Parties' commitment or any matter referred to in the Finance Documents (including the acquisitions and any use of the proceeds of the Facilities) (other than due to such Finance Party's illegal activity, negligence, wilful misconduct or bad faith), the Company periodically on request will reimburse the Relevant Person for its reasonable legal and other reasonable expenses (including the cost of any investigation and preparation) arising out of or incurred in connection therewith. The Company also agrees to co-operate with each Relevant Person and to give, subject to Clause 26.7 (Disclosure of Information and confidentiality) and so far as it is able to procure the giving of, all such information and render all such assistance to as the Relevant Persons may reasonably request in connection with any such action, proceeding or investigation and not to take any action which might reasonably be expected to prejudice the position of a Relevant Person in relation to any such action, proceeding or investigation without the consent of the Relevant Person concerned (such consent not to be unreasonably withheld).

The Company will also indemnify and hold harmless each of the Finance Parties for themselves and as trustee for the other Relevant Persons, against any and all losses, claims, damages or liabilities to any person in connection with or as a result of either their respective commitments or any matter referred to in the Finance Documents and in particular (without limitation to the generality of the foregoing) arising out of, or in relation to, or in connection with, any untrue statement (or alleged untrue statement) of a material fact contained in any preliminary or final offering materials or information memorandum prepared in connection with the Facilities and approved by the Company or any filings with or submissions to, in each case made by or on behalf of the Company, any governmental or self regulatory authority or agency or securities exchange or caused by an omission (or alleged omission) to state therein a material fact necessary to make the statements therein in the light of the circumstances under which they are made, not misleading, except to the extent that any such loss, claim, damage or liability results from the illegal activity, negligence, wilful misconduct or bad faith of the Relevant Person in performing the services that are the subject of the Finance Documents.

The Company also agrees that the Relevant Persons shall not have any liability to the Company or any person asserting claims on behalf of or in right of the Company arising out of, or in connection with, or as a result of, the commitment or any matter referred to in the Finance Documents except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company or such person result from the illegal activity, negligence, wilful misconduct or bad faith of the Relevant Person in performing the services that are the subject of the Underwriting Documents.

If any person is potentially entitled to indemnification under this Schedule 10 with respect to any action or proceeding brought by a third party that is also brought against the Company, the Company shall be entitled to assume the defence of any such action or proceeding with counsel reasonably satisfactory to the Relevant Person provided that the Company shall at all times during such action or proceedings consider and take account of that person's business, good standing and reputation in the market (as communicated to the Company) in relation to such action and proceedings. Upon assumption by the Company of the defence of any such action or proceeding, the Relevant Person shall have the right to participate in such action or proceeding and to retain its own counsel but the Company shall not be liable for any legal expenses of other counsel incurred by such Relevant Person in connection with such defence unless (i) the Company shall have failed to employ counsel reasonably satisfactory to the Relevant Person in a timely manner, or (ii) the Relevant Person shall have been advised by counsel that there are actual or potential or conflicting interests between the Company and the Relevant Person, including situations in which there are one or more legal defences available to the Relevant Person that are different from or additional to those available to the Company. The Company shall not consent to the terms of any compromise or settlement of any action defended by the Company in accordance with the foregoing without the prior consent of the Relevant Person, which consent shall not be unreasonably withheld. Each of the Company and the Relevant Person (each acting reasonably) shall, in the case of deciding not to settle or compromise on any action or proceedings, take into account the cost (both financial or otherwise) to both parties of continuing with such action or proceedings, the likely outcome of such action or proceedings and the adverse effects (both actual or potential) on the business interests of both parties by making such decision. No Relevant Person shall admit liability in respect of, or consent to the terms of any compromise or settlement of, any action with respect to which such Relevant Person may be entitled to indemnification hereunder without the prior consent of the Company, which consent shall not be unreasonably withheld.

The Company agrees with the Relevant Persons that the reimbursement, indemnity and contribution obligations of the Company under this Schedule 10 will be in addition to any liability which the Company may otherwise have, and shall be binding on and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the Relevant Person, any such affiliate and any such person.

The provisions of this Schedule 10 shall survive any termination of the Finance Documents.

In this Schedule 10:

"affiliate" of any person means any other person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person;

"controlling person" means any person who controls any other person; and

"control" (including terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management, policies or activities of a person, whether through the ownership of securities, by contract or agency or otherwise.

                                  SCHEDULE 11

                              Form of TEG Letter

To:    Sodexho Alliance, S.A.

From:  [___________________] as Agent

Dated: [    ] 2001


Dear Sirs

    Sodexho Alliance, S.A. - Euro 1,720,000,000 and US$1,080,000,000 Facility
                                   Agreement

                dated [________] 2001 (the "Facility Agreement")

We refer to the Facility Agreement.

Terms defined in the Facility Agreement shall bear the same meaning in this letter unless otherwise defined in this letter. References to Clauses in this letter are references to Clauses in the Agreement.

We confirm that:

1. this is the letter referred to in Clause 12.5 (Taux Effectif Global) of the Facility Agreement;

2. you acknowledge that, due to the fact that interest payable under the Facility Agreement is to be calculated on a floating rate basis by references to LIBOR or EURIBOR for Interest Periods selected by a Borrower, it is not possible to compute the effective global rate ("taux effectif global") for the lifetime of the Facilities; and

3. in order to comply with the provisions of Articles L313-1 and L313-2 of the French "Code de la Consommation", and only as an indication based on the assumptions described below, an example of calculation of the effective global rate would result in a rate for the Facilities (taux de periode) of [ ]%.

    The above rate is given on an indicative basis and on the basis (a) that drawdown for the full amount of the Facilities in the relative Base Currency has been made, (b) for the US Dollar denominated Facilities an Interest Period of three months in US Dollars has been chosen and that the US$ LIBOR rate of [ ]% per annum is applicable, (c) for the euro denominated Facilities an Interest Period of three months in euro has been chosen and that the EURIBOR rate of [ ]% per annum is applicable, (d) that the LIBOR/EURIBOR rate, expressed as an annual rate, is as fixed on [date], (e) repayments occur at contractual maturity and not earlier, (f) no term out option has been exercised, (g) that the US$/Euro exchange rate is 1 Euro = 0.[ ]US$, (h) that the Rating (as defined in Clause 11.2(g) (Margin and adjustments)) of the Company is BBB+, (i) of the various fees payable by you under the terms of the Facility Agreement and (j) that a Margin reduction of 10bps is assumed 364 days after the first Utilisation. Such rates shall not be binding on the Finance Parties.

We should be grateful if you would confirm your acceptance of the terms of this letter by signing and returning to us the enclosed copy.

This letter is designated a Finance Document.

Yours faithfully.


 .................................................

[___________________]
as Agent

We agree to the above.

 .................................................
SODEXHO ALLIANCE, S.A.

                                  SCHEDULE 12

                             Material Subsidiaries

1.  Sodexho Limited

2.  Sodexho Marriott Services, Inc.

3.  Sodexho Marriott Operations, Inc.

                                  SCHEDULE 13

                            Form of Letter of Credit

To:  [Beneficiary]

     [Address]

     [other relevant information]

     (the "Beneficiary")


                                                                          [Date]

         Irrevocable Standby Letter of Credit no.[___________________]

At the request of [                        ], [Issuing bank] (the "Issuing
Bank") issues this irrevocable standby letter of credit ("Letter of Credit") in your favour on the following terms and conditions:


1.  Definitions
    In this Letter of Credit:

    "Business Day" means a day (other than a Saturday or a Sunday) on which banks are open for general business in [London]./1/

    "Demand" means a demand for a payment under this Letter of Credit in the form of the schedule to this Letter of Credit.

    "Expiry Date" means [___________________].

    "Relevant Place" means [in the case of Societe Generale as Issuing Bank, 1221 Avenue of the Americas, New York, NY 10020, USA].

    "Total L/C Amount" means [___________________].

2.  Issuing Bank's agreement

    (a) The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand must be received by the Issuing Bank by [____]p.m. ([London] time) on the Expiry Date at the Relevant Place.

    (b) Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [ten] Business Days of receipt by it of a Demand, it must pay to the Beneficiary the amount demanded in that Demand.

    (c) The Issuing Bank will not be obliged to make a payment under this Letter of Credit to the Beneficiary if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.


--------------------------------------------------------------------------------
/1/ This may need to be amended depending on the currency of payment under the Letter of Credit.

3.  Expiry

    (a) The Issuing Bank will be released from its obligations under this Letter of Credit on the date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

    (b) Unless previously released under paragraph (a) above, on [___________]p.m. ([London] time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

    (c) When the Issuing Bank is no longer under any further obligations under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.

4.  Payments

    All payments under this Letter of Credit shall be made in [___________________] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.  Delivery of Demand

    Each Demand shall be in writing, and, unless otherwise stated, may be made by letter, fax or telex and must be received in legible form by the Issuing Bank at its address and by the particular department or officer (if any) as follows:

    [in the case of Societe Generale as Issuing Bank, 1221 Avenue of the Americas, New York, NY 10020, USA].

6.  Assignment

    The Beneficiary's rights under this Letter of Credit may not be assigned or transferred.

7.  UCP

    Except to the extent it is inconsistent with the express terms of this Letter of Credit, in which case it is subject to the laws of the State of New York (including, without limitation, the Uniform Commercial Code of the State of New York), this Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500.

8.  Governing Law

    This Letter of Credit is governed by New York law.

9.  Jurisdiction

    The courts of New York have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit.

Yours faithfully,

[Issuing Bank]

By:

                                    SCHEDULE

                                 Form of Demand


To:  [ISSUING BANK]


                                                                          [Date]

Dear Sirs

 Standby Letter of Credit no. [        ] issued in favour of [BENEFICIARY] (the
"Letter of Credit")

We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this Demand.

1. We certify that the sum of [___________________] is due [and has remained unpaid for at least [___________________] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [___________________].

2.  Payment should be made to the following account:

    Name:


    Account Number:


    Bank:


3.  The date of this Demand is not later than the Expiry Date.

Yours faithfully



(Authorised Signatory)             (Authorised Signatory)


                                   For

                                   [BENEFICIARY]

The Company

SODEXHO ALLIANCE, S.A.

Address:  3, avenue Newton - 78180, Montigny-le-Bretonneux, France

Fax No: + 33 1 30 85 5185

Attention:  The Corporate Secretary

By:  Sian Herbert-Jones



The Arranger

CITIBANK INTERNATIONAL plc

By: John Stafford

GOLDMAN SACHS INTERNATIONAL

By: Jacquelyn Titus

SG INVESTMENT BANKING

By: Francois Dupin


The Original Lenders

CITIBANK INTERNATIONAL plc

By:  John Stafford

CITICORP USA, INC.

By:  Steven R. Victorin

GOLDMAN SACHS INTERNATIONAL BANK

By: Jacquelyn Titus

SOCIETE GENERALE

By:  Francois Dupin

The Agent

SOCIETE GENERALE

Address:       DEFI/ATM/LEV
               Tour Societe Generale
               17, cours Valmy
               92972 Paris La Defense Cedex
               France

Credit Matters:

Attention: Jean-Francois Michard

Tel:           33 1 42 13 68 37

Fax:           33 1 42 14 60 93

Operational Matters:

Attention: Laurence Gaertner/ Maxime Seillier

Tel:           33 1 42 13 77 71 / 33 1 42 13 41 11

Fax:           33 1 42 13 69 67

For all requests regarding Facility C, a copy is to go to:

Societe Generale
Loan Servicing Group
1221 Avenue of the Americas
New York, NY 10020
USA

Attention: Robert Preminger

Tel:           1 212 278 5703

Fax:           1 212 278 6136

By: Francois Dupin

The Issuing Bank

SOCIETE GENERALE

Address:     8 avenue des Olympiades
             94727 Fontenay-sous-Bois
             France
Attention:   Patrick Lenfant

Tel :        33 1 42 14 11 11

Fax :        33 1 42 14 10 14

By:  Francois Dupin